UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                [Second Amended]

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Prime Resource, Inc.
                             ----------------------
                 (Name of small business issuer in its charter)
                        (Previously Prime Resource, LLC)

                              Utah 6411 04-3648721
     (State of jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

  1245 E. Brickyard Road, Suite 590, Salt Lake City, Utah 84106 (801) 433-2000
  ------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

  1245 E. Brickyard Road, Suite 590, Salt Lake City, Utah 84106 (801) 433-2000
  ------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

         Mr. Julian D. Jensen, Attorney at Law, 311 S. State, Suite 380,
                           Salt Lake City, Utah 84111
 -------------------------------------------------------------------------------
                                 (801) 531-6600
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as possible after the effective date of this Registration.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ] Not currently applicable.

If this Form is a post-effective amendment filed pursuant to Rule 4629(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ] Not currently applicable.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ] Not currently applicable.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the following box    [ ] Not currently applicable.



Title of each class      Dollar amount to be        Proposed maximum            Proposed maximum          Amount of
of securities to be      registered                 offering price per          aggregate offering.1      registration
registered               to maximum                 share                                                 fee (Rounded)
-------------------      -------------------        ------------------          --------------------      -------------
Common voting            Max: $750,000              $5.00/share                 $750,000                  $198.00
stock, 150,0001 to
be registered, no
par


     1 Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of no market price, but upon the basis of the current Offering price ($5.00/share), for the maximum number of shares to be sold for cash.


SUBJECT TO COMPLETION. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                              PRIME RESOURCE, INC.
                               A UTAH CORPORATION
                        1245 E. Brickyard Road, Suite 590
                           SALT LAKE CITY, UTAH 84106
                                 (801) 433-2000

                     150,000 SHARES OF COMMON STOCK OFFERED

Prime is registering for public sale a maximum of 150,000 common shares at $5.00/share ($750,000) or a minimum of 100,000 shares ($500,000), fifty million shares authorized, no par. No shares of the existing shareholders (2,800,000 shares) are being registered. The offering will remain open for up to six months from the effective date of the prospectus, being the date appearing below; the "offering term". This is a self-underwriting by the Issuer. No commissions are intended. The minimum offering of 100,000 shares ($500,000) must be sold within the offering term for the offering to close. The maximum offering will be 150,000 shares ($750,000). Proceeds will be placed in a segregated offering account until the minimum offering is sold or the offering is terminated and subscription funds returned.

Our common stock is not currently listed on any national securities exchange or any over-the- counter stock market.

Management is under no obligation to purchase shares to close this offering as a minimum or otherwise, and has no present intent to participate in this offering. If shares are purchased by management, they will purchase for investment purposes only and not with the intent to resell.

INVESTORS IN THE COMMON STOCK MAY LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. See Risk Factors beginning at page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                 GROSS PROCEEDS                         COMMISSIONS                NET PROCEEDS(1)
------------------------------------------------------------------------------------------------------------------------

Maximum Offering                 $750,000                                  $0.00            $750,000
Per Share                        $5.00                                     $0.00            $5.00
----------------------------     ----------------------------    -----------------------    ----------------------------
Minimum Offering                 $500,000                                  $0.00            $500,000
Per Share                        $5.00                                     $0.00            $5.00

(1)Does not include estimated offering costs of approximately $45,000 to be paid or reimbursed from proceeds, if closed.
------------------------------------------------------------------------------------------------------------------------

Date of this Prospectus:   October       , 2002

                                TABLE OF CONTENTS

ITEM                                                                        PAGE

                  Part  I  -  Prospectus  Information

 1.       Front Cover Page of Prospectus.......................................3
 2.       Inside Front and Outside Back Cover Pages of Prospectus..............2
 3.       Summary Information and Risk Factors.................................5
 4.       Use of Proceeds.....................................................13
 5.       Determination of Offering Price.....................................19
 6.       Dilution............................................................19
 7.       Selling Security Holders............................................20
 8.       Plan of Distribution................................................20
 9.       Legal Proceedings...................................................24
10.       Directors, Executive Officers, Promoters, and Control Persons.......25
11.       Security Ownership of Certain Beneficial Owners and Management......28
12.       Description of Securities...........................................29
13.       Interest of Experts and Counsel.....................................30
14.       Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities......................................31
15.       Organization Within Last Five Years.................................31
16.       Description of Business.............................................31
17.       Management's Discussion and Analysis................................41
18.       Description of Property.............................................49
19.       Certain Relationships and Related Transactions......................49
20.       Market for Common Equity and Related Stockholder Matters............50
21.       Executive Compensation..............................................51
22.       Financial Statements............................................ 53-72
23.       Changes In and Disagreement With Accountants........................72


                    Part II - Information Not Required in Prospectus

24.       Indemnification of Directors and Officers...........................74
25.       Other Expenses of Issuance and Distribution.........................74
26.       Recent Sales of Unregistered Securities.............................74
27.       Exhibit List........................................................75
28.       Undertakings........................................................76
29.       Signatures..........................................................77

        (Part II Table will not appear in Prospectus only copy; and page numbering will be modified)

                             SUMMARY OF THE OFFERING


The Company:             Prime Resource, Inc. ("Prime") was incorporated in Utah
                         on March 29, 2002. Prime Resource,  Inc. is a successor
                         entity to a Utah  limited  liability  company  known as
                         Prime Resource,  LLC,  ("Prime LLC"). The principals of
                         Prime remain the same as those in Prime LLC.  Prime LLC
                         was  organized in June,  1996,  but  remained  inactive
                         until October, 1998 when it became a parent company for
                         its two operating  subsidiaries,  Belsen Getty, LLC and
                         Fringe Benefit Analysts,  LLC. These  subsidiaries,  in
                         turn, are both Utah limited liability companies. Belsen
                         Getty  since  1990 has been  engaged in  corporate  and
                         personal  financial  consulting,  business planning and
                         related  business  and  investment  advisory  services.
                         Fringe Benefit Analysts since 1984 has been primarily a
                         benefits  consultant  and a broker  of group  insurance
                         products.  The nature of these types of businesses  and
                         entities  are  further   explained  in  the   following
                         paragraph. Prime, at the conclusion of this offering, would intend to operate the same business as its predecessor Prime LLC by acting as the parent and manager of its subsidiaries, Belsen Getty and Fringe
                         Benefit Analysts, as a public entity. The purposes of this offering will be to sell up to 150,000 common shares to raise additional capital to expand and, hopefully, increase the revenues and profitability of the existing business operations as more particularly described in this offering. In the event of the maximum offering, the public shareholders purchasing in this offering would acquire approximately 5% of the to be issued and outstanding shares, or approximately 3.5% in the event of the minimum offering. In either event, the public shareholders acquiring through this offering will be substantial minority shareholders and will most likely never be in a position to exert any influence over the direction or control of Prime. Prime is presently a small operating company through its two subsidiaries. We anticipate maintaining our principal operations in Salt Lake City, Utah and will primarily provide our services in the Intermountain area of the United States.


Nature and               As briefly noted above,  Prime,  which is the successor
Operation of             to Prime Resource, LLC, will not directly engage in any
Subsidiaries             business  activities  with third parties,  but will act
                         only as a parent and management  corporation to its two
                         operating  subsidiaries,  Belsen Getty,  LLC and Fringe
                         Benefit Analysts, LLC. The "LLC" designation stands for
                         Limited Liability Company. You should understand,  as a
                         prospective investor in this offering, that an LLC is a
                         relatively  new  form of  business  entity  created  by
                         statute  in Utah and other  jurisdictions  whereby  the
                         company   operates   very  much  in  the  nature  of  a
                         partnership with decisions being  collectively  made by
                         its members  (owners)  and with  day-to-day  operations
                         usually   handled  by  a  manager.   There  is  limited
                         liability to the members and the manager arising out of legitimate business activities. The earnings, if any, for this type of entity are not charged or taxed at the LLC level, but pass through to the owners known as members. In this case, the only owner is Prime, which will receive all net profits, if any, generated by

                         Belsen Getty and Fringe Benefit Analysts. It should also be noted that limited liability companies, unlike the parent corporation, are not perpetual entities but have a fixed term. In this case, the existence of the operating entities, Belsen Getty and FBA, will terminate not later than December 31, 2021. If Prime is still successfully operating at the time of the expiration date of these entities, it would be intended that the assets and operations of such entities would be rolled over into a new LLC or other form of business entity. This contingency should not have a significant impact on the economic welfare of Prime. You should also understand, however, that you are not acquiring a direct interest in the operating subsidiaries but only in the parent company. Prime will direct and control the ownership and operation of the subsidiaries for and on behalf of the shareholders as the sole owner. By way of brief description, Belsen Getty is a business consulting and financial management company which provides investment management, financial planning, pension and retirement planning for various individual and business clients. In these capacities, it often provides investment advice. Belsen Getty has been in operation since 1990. Its revenues are primarily fee based. Since 1984 Fringe Benefit Analysts has been primarily a business insurance provider of health, life, dental and disability insurance coverages. Both entities were originally organized as corporations and converted to the LLC form in 1998. Both concentrate their business activities in the state of Utah, though they have various clients throughout the western United States. The managers for the entities are Mr. Terry Deru for Belsen Getty and Mr. Scott Deru for FBA.

The Offering:            Prime is  attempting  to sell a very limited  number of
                         its  shares  to  the  public  as a  self  underwriting,
                         without  commissions.  Up to 5% of the to be issued and
                         outstanding  shares  in the  company  may be sold at an
                         offering  price of  $5.00/share.  The maximum  offering
                         would be $750,000  from the sale of 150,000  shares and
                         the  minimum  offering  would  be the  sale of  100,000
                         shares  at   $5.00/share   for   $500,000.   We,  Prime
                         Management, will place the offering proceeds into a segregated subscription account for a period up to 180 days from the effective date of the offering (the date appearing on the prospectus cover). If the minimum offering is not fully subscribed by the end of that offering period, investors will be promptly returned their subscription without deduction or interest. Prime may elect to close the offering at any time after the minimum is sold within the offering term up to the maximum offering. There is no assurance or warranty that the company will be successful in the sale of its public shares.

Trading Market           To date Prime has not obtained any trading symbol,  nor
Symbol                   have  its  shares  been  approved  or  registered   for
                         trading. It is intended that we will, concurrently with
                         this   registration,   apply   through   one  or   more
                         broker/dealers  for listing on the Electronic  Bulletin
                         Board,  but can give no assurance or warranty  that the
                         shares   will  be   qualified   for   trading   on  any
                         over-the-counter market. In all events, there may be a very limited or non-existent public trading market for Prime's shares.

    Summary              The following  summary financial data should be read in
  Financial Data:        conjunction  with,  and is  subject  to,  the  complete
                         Financial Statements,  and notes, included elsewhere in
                         this  Prospectus.  The  operating  data and the balance
                         sheet data was derived from Prime's predecessor entity,
                         Prime LLC's Financial Statements, included elsewhere in
                         this  Prospectus.  These  results  do  not  necessarily
                         indicate  the  results  to be  expected  for any future
                         period. THE COMPLETE FINANCIAL STATEMENTS, AS ATTACHED,
                         INCLUDE   PRO  FORMA   MATERIAL   RELATED   TO  CERTAIN
                         REORGANIZATION  AND  COMPENSATION  EVENTS,  AS  WELL AS
                         OPERATING IN THE CURRENT CORPORATE FORM.



             CONSOLIDATED BALANCE SHEET DATA:                                                June 30, 2002
                   (Predecessor Entity,                  December 31st (Audited)              (Unaudited)
                       Prime, LLC.)                      -----------------------              -----------

                                                         2001               2000
                                                  --------------------------------------------------------
Assets                                                 $580,128           $660,615             $511,962
Liabilities                                            $360,805           $162,416             $286,119
Members' and Stockholders' Equity                      $220,338           $498,199             $225,843

Accumulated  Other Comprehensive Loss                 ($ 1,015)          ----------              ($ 0 )

Total Liabilities, Members' and Stockholders'
Equity, and Accumulated Other                         $580,128            $660,615             $511,962
Comprehensive Loss


STATEMENT OF CONSOLIDATED OPERATIONS DATA:
(Includes Predecessor Entity--Prime LLC to 3/29/2002)
                                                                                                 Six Months
                                               Years Ended December 31st                       Ended June 30th
                                                       (Audited)                                 (Unaudited)
                                       -------------------------------------       -----------------------------------



                                                 2001                2000                 2002                2001
                                              ------------------------------           ------------------------------

Revenues:
   Commissions                               $1,557,246           $1,498,016            $864,225             $814,491
                                              ---------            ---------           ---------            ---------
   Investment Advisory Fees                     449,031              707,537             249,966              301,839
                                              ---------            ---------           ---------            ---------
   Interest and Dividends                        15,204                7,716               7,398                7,198
                                              ---------            ---------           ---------            ---------

                                              2,021,481            2,213,269           1,121,589            1,123,528
                                              ---------            ---------           ---------            ---------

Expenses:
   Operating                                  2,057,452            1,957,107           1,207,537              920,733
                                              ---------            ---------           ---------            ---------
   Interest                                         674                  662               1,746                  336
                                              ---------            ---------           ---------            ---------

                                              2,058,126            1,957,769           1,209,283              921,069
                                              ---------            ---------           ---------            ---------

Income (loss) before income
tax expense                                    (36,645)              255,500            (87,694)              202,459
                                              ---------            ---------           ---------            ---------

Income tax expense                                --                    --               19,801                  --

                     Net income (loss)         (36,645)              255,500           (107,495)              202,459
                                              ---------            ---------           ---------            ---------
Comprehensive Income
(Loss)                                         ($37,660)            $255,500          ($107,495)             $202,459
                                              ---------            ---------           ---------            ---------


                                  RISK FACTORS
                                  ------------

         The following constitutes what we believe to be the most significant risk factors in this offering. No particular significance should be attached to the order in which the risk factors are listed: Certain forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may different materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in this section entitled "Risk Factors", as well as the following: development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we may operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

         1. EVEN IF THE MAXIMUM OFFERING IS SOLD, THE EXISTING SHAREHOLDERS WILL CONTINUE TO CONTROL THIS CORPORATION FOR THE FORESEEABLE FUTURE AND THEREBY CONTROL MANAGEMENT AND BE IN A POSITION TO ULTIMATELY DIRECT ALL PRINCIPAL DECISIONS. Even if the maximum offering is sold to the public, the present shareholders will continue to own approximately 95% of the shares; and, thereby, be in a position to make all corporate decisions. We have determined that Prime can adequately go forward with expanding its business by only offering a limited number of securities to the public. The offering range which has been prescribed by management is between 100,000 shares at $5.00/share, for a minimum offering of $500,000, to 150,000 shares for a maximum offering of $750,000. If the company is successful in selling all shares in the maximum offering, the public would only own approximately 5% of the issued and outstanding shares and 3.5% in the event only the minimum offering is sold. As a result, it is not likely that investors in this offering will ever exercise any significant influence or control over the direction or operation of Prime as shareholders.

         2. MAJORITY SHAREHOLDER TRANSACTIONS MAY ADVERSELY AFFECT THE PRICE OF YOUR STOCK IN THE FUTURE THROUGH PUBLIC OR PRIVATE SALES OF THEIR STOCK. The existing shareholders have and will continue to own the vast majority of the outstanding shares, as any recent market transaction by them may have a significant adverse impact on any future market price of your shares by potentially depressing any market price as these large holdings are liquidated. The majority shareholders will continue, for the foreseeable future, to own almost all of the issued and outstanding shares, whether or not such shares are currently registered for sale. Each investor in this offering should understand that the majority shareholders, either pursuant to registration or the application of an exemption from registration in the future, will eventually be in a position to sell their shares if a public market is developed for the shares. In the event of such public market and subsequent transaction by the majority shareholders, the majority may significantly influence the price of the stock by selling even a small portion of their shares. This ability to adversely affect future stock prices by a small group of initial shareholders creates a significant market risk to anyone investing in this offering.

         3. LIMITED CAPITAL PLACES PRIME AT RISK OF NOT MEETING INTENDED FUTURE BUSINESS OBJECTIVES OR OPERATIONS. Prime will be marginally capitalized if this offering is closed; there remains a question of whether there is sufficient capital being raised in this offering to finance the activities intended by Prime. If not, Prime may not meet its financial objectives or develop any value for its shares. There is a very limited amount of capital being generated, even if this offering is successful. As a result, even if closed, this offering may not generate sufficient revenues to Prime to allow it to adequately fund its intended activities. Moreover, alternative funding may not be available. Prime believes that the limited amount of capital being raised by this offering, $500,000 to $750,000 in gross proceeds, will help it expand the marketing and implementation of its current business activities through its two subsidiary entities. However, each prospective investor must understand that $500,000 to $750,000 in gross proceeds is a relatively limited amount of capital to make any significant expansion or realize the subsidiaries' activities and the expected or anticipated results by management.

         4. THERE IS NO PRESENT PUBLIC MARKET OR ANY ASSURANCE OF A PUBLIC MARKET FOR OUR SHARES; THE LACK OF A PUBLIC MARKET MAY LIMIT YOUR CAPACITY TO SUBSEQUENTLY SELL YOUR STOCK. At the present time there is no public market for our shares and there is no assurance that any public market will be developed for these shares, which means you may have difficulty selling your shares in the future. Without a viable public market, shareholders may not be able to sell their shares in the future. The company does not have any trading markets for its shares and the mere completion or sale of shares pursuant to this Registration Statement will not insure that a public market will or can be developed for the trading of the company's shares. If we are not able to obtain an Electronic Bulletin Board Listing and develop a resulting public trading market for our shares, there may be limited liquidity of the shares, investors may be forced to hold such shares for an indefinite period of time and rely upon the uncertain prospects of private sales of their securities in order to have some type of exit strategy or liquidity. Even if a public market develops, there is no reasonable projection that can be made as to the price at which the shares may trade.

         5. DILUTION MEANS YOUR SHARES MAY BE WORTH LESS THAN WHAT YOU PAY FOR THEM. THERE WILL BE SUBSTANTIAL DILUTION IN THIS OFFERING. Dilution is a concept which attempts to measure the difference between what a prospective shareholder will pay for the Prime shares as contrasted to the value of those shares measured by the net worth of the company at the time of purchase. Substantial dilution risk is anticipated to purchasers of Prime shares. Dilution constitutes a risk of investment because the shares purchased may immediately be worth substantially less on a net worth basis than what was paid for them. This probable dilution means that the actual value of your shares, based upon the net worth of the company, will likely be substantially lower than any arbitrary price which you may pay for acquiring these shares at the time of purchase.

         6. BECAUSE MANAGEMENT IS HIGHLY CONCENTRATED, ANY CHANGE IN MANAGEMENT MAY CAUSE THE COMPANY TO LOSE REVENUES OR PROFITS OR OPERATE INEFFICIENTLY. There is a substantial risk to Prime and its shareholders if any present management does not continue their affiliation, as future principals may not have the particular knowledge and contacts to maintain or expand the present business activities or to run the company profitably or efficiently. You should understand that because the intended products and services are very unique and keyed to a relatively narrow market group, there are few individuals with interests, contacts or expertise who can take over and operate the present activities of the Prime subsidiaries. Should any member of management decide not to continue his affiliation, or be released by the company, Prime and its shareholders may be substantially and immediately adversely affected. Further, there is only a three year employment contract between each member of management and Prime. Further, Prime is allowed to terminate any employee without cause or minimal notice.

         7. THE HIGH PROBABILITY THAT OUR SHARES MAY BE DESIGNATED AS A PENNY STOCK MAY CAUSE ADDITIONAL COSTS OF TRADING OR LIMIT THE POTENTIAL MARKET FOR YOUR STOCK. If a trading market is established and if Prime trades below $5.00/share, it may become a penny stock which poses the risk of reduced tradeability to you as an investor and may adversely affect the market price of your shares. The stock of Prime, if it successfully trades, may not initially be defined as a "penny stock", but could become such if traded below $5.00/share. As a result, the shares of Prime may be subject to special regulations by the SEC and certain states known as "penny stock rules" which require additional screening and limitations on trading by individuals buying or selling certain defined speculative low price shares through a broker/dealer. These restrictions may adversely effect the tradeability or price of the shares. See "Plan of Distribution".

         8. YOUR MANAGEMENT'S LACK OF EXPERIENCE MAY ADVERSELY IMPACT THE COMPANY MEETING ITS FINANCIAL OR BUSINESS OBJECTIVES. Your management will have very little experience in the operation of a public company with a resulting risk it may not be able to comply with public reporting requirements or operate the company profitably or efficiently. There is a risk in Prime arising from the fact that management is inexperienced in operating a public company and may have problems complying with the complex regulations for a public company or waste valuable resources in attempting to comply. If these problems develop they could cause suspensions in trading or decreases in the stock price. You will be relying upon us to be able to manage a public company, complete the complex reporting requirements and to learn and discharge other responsibilities incident to the operation of a publicly held reporting company if this Offering is successfully closed. Your management believes that its limited inexperience should be considered as a potential risk factor.

         9. AS THE PREDECESSOR ENTITIES TO THE REGISTRANT HAD LIMITED REVENUE GROWTH AND NET LOSSES, YOU MAY CONSIDER THIS FACT AN INDICATOR THAT YOUR ANTICIPATED RETURN ON INVESTMENT MAY BE LIMITED OR NON-EXISTENT. There is an inherent risk factor in this offering to the extent that Prime has only had very limited revenue growth from the time of its initial business conception in 1985 to the present and experienced a net loss in calendar year 2001 and the first quarter of 2002. The risk is that if a company does not ultimately create earnings growth, there is little likelihood that its shares will maintain any market value. Each prospective investor in this offering should understand that one of the anticipated objectives of participating in a public company is to participate in a company which has significant future potential for revenue growth and resulting net earnings. In this particular offering, the historical record has shown a very modest amount of revenue growth by Prime from its inception and even less significant growth in net profits, with a loss in 2001 and 2002 to date. There remains a question of whether investment return can be maximized to investors in this offering unless the limited amount of proceeds being raised by this offering significantly contribute to an increase in revenues and net income which assumption must remain an open question until actual proceeds are expended and operating results are computed.

         10. BECAUSE PRIME IS ANTICIPATED TO OPERATE THROUGH ITS SUBSIDIARIES IN HIGHLY REGULATED FIELDS, GOVERNMENT REGULATION AND POLICIES MAY IMPAIR THE ABILITY OF PRIME TO OPERATE PROFITABLY. Each of the areas of financial services in which Prime participates is subject to significant governmental regulation and policy control. As a small company, government regulation may pose a burden of operating profitably or efficiently. For instance, the area of insurance sales is subject to greater than average government regulation of terms, pricing and persons who may engage in insurance sales. In like manner, the providing of investment advice by Belsen Getty requires particular licensing and reporting requirements. Each investor in this offering should be aware that the areas of financial and business planning, health and business insurance and other facets of the services in which Prime participates through its two operating subsidiaries are significantly controlled by government regulation and policy. For instance, the sale of insurance and insurance agents are regulated by an insurance commission or other governmental agency on the state level. Additionally, the providing of investment advice and services is regulated on the federal and state level as investment advisory services. The change or modification of government regulation and policy in any of these or other related areas in which the company operates or the failure of any principal to maintain his status as a licensed professional may have a significant adverse impact on its future earnings or earnings potential.

         11. THE PERSONAL CONTACTS USUALLY REQUIRED IN PRIME'S TYPE OF BUSINESS MAY LIMIT THE GROWTH OF PRIME AS A PUBLIC COMPANY. There is a special risk factor in this offering in that the nature of the business products and services provided by Prime, through its operating subsidiaries, has historically been associated with personal contacts and relationships which may limit potential future growth of the company. A business upon which personal contacts and relationships are paramount may be limited in growth potential to the time available to those necessary to maintain such contacts. Moreover, a business based on personal expertise and contacts is always at great risk if key persons maintaining those contacts leave the business. Each investor in this offering should understand that much of the limited success of Prime to date revolves around and has arisen out of the personal expertise and contacts of its principal management personnel in meeting with and personally providing the services which the company extends to other business entities and individuals. There is no certainty that even with additional capital raised with this or any subsequent funding activities, Prime will be able to create significant growth in this type of industry due to the requirement of the personal nature of such contacts and efforts to increase business activities. This consideration should remain as a significant risk factor to prospective investors.

         12. ANTICIPATED FUTURE CAPITAL NEEDS AND THE LACK OF ANY PRESENT FUNDING SOURCES MAY IMPAIR PRIME'S ABILITY TO MEET FINANCIAL OBLIGATIONS OR BE PROFITABLE. Prime may need future capital to maintain or increase business activities in the future and no assurance can be given that such future capital can be obtained. There is a reasonable likelihood that a growing business may need future capital. There is a risk in this offering to the extent Prime has no assurance that additional or future funds will be available. You will be subject to a risk in this offering in that Prime may, in the future, require substantial additional capital either to maintain its existing operations or to attempt to further grow and expand operations to reach a level of significant profitability. In such event, there is no assurance that Prime will be able to raise significant future capital either through borrowing, private placement sales or a subsequent public offering.

         13. LARGE INSTITUTIONAL COMPETITORS TO PRIME MAY ADVERSELY AFFECT FUTURE REVENUES OR POTENTIAL PROFITS OF PRIME. Prime may come under price and marketing pressure from large institutional service companies providing essentially the same or related types of services or financial products at a lower cost due to economies of scale. Large competitors pose a special risk to a small company like Prime in a similar industry in that the larger competitor may offer and supply services or product at less expense and attract away necessary customers or engage in larger and more effective marketing. There appears to be a growing trend in financial and insurance services where large institutional companies such as national CPA firms, insurance companies, banks and brokerage firms provide various forms of financial planning and insurance services. There appears to be a significant risk factor in this offering to you that Prime, in the future, may not be able to compete effectively with such large institutional service companies who may provide financial and business planning and other related business planning or insurance on a lower cost basis than the company can afford to provide due to economies of scale and worldwide marketing abilities.

         14. THERE IS A RISK THAT A FUTURE CONTROLLING SHAREHOLDER MAY BE SUBJECT TO EXTENSIVE REGULATION AS A CONTROL PERSON OF AN INVESTMENT ADVISORY FIRM. Belsen Getty, LLC as a subsidiary of Prime currently conducts business, in part, as an investment advisory firm. There is a risk that if in the future some new shareholder becomes the majority shareholder of Prime, they may be required to license and be regulated under state and/or federal law as the controlling person of an investment advisory firm. Registration as an investment advisor would entail substantial regulation and filing requirements as a highly regulated profession. In addition, there may arise significant limitations on anyone required to be licensed as an investment advisor in their ability to hold and trade public securities.


USE OF PROCEEDS
---------------

         In this offering, Prime will receive gross offering proceeds, if the offering is closed, of either $500,000 in the event of the minimum offering, or a maximum of $750,000. The company reserves the right to close the offering during the offering term at any point between the minimum offering and the maximum offering. In the event the offering is closed as a minimum offering there would only be $20,000 in working capital reserves allocated to Prime. All amounts raised over the minimum offering will be allocated to the working capital reserves of Prime. From the gross proceeds, the company will also deduct the estimated offering cost of approximately $45,000 which are estimated to be allocated between audit and accounting work, legal services and for printing, filing fees & miscellaneous costs of the offering as estimated below.

         In the minimum offering, as contrasted to the maximum, it is anticipated the working capital reserve to Prime would be reduced from $270,000 to $20,000 and there would be no acquisition fund. All additional investment proceeds received over the minimum offering will be applied to an increase in the working capital reserve fund of Prime. The primary purpose of the Prime working capital reserves are presently intended to create an acquisition fund for insurance agencies or their book of business to be acquired through FBA.

         From the anticipated net offering proceeds, Prime would employ the proceeds in three specific applications. In the event of the maximum offering, approximately $370,000 would be used by Prime directly for additional management personnel, general administrative costs and working capital and acquisition reserves. Approximately $250,000 of the working capital reserve allocated to Prime would be available for anticipated acquisitions by FBA. Alternatively, some of these proceeds may be used to retain new agents, though there is no specific plan to so employ these funds. The balance of the proceeds would be allocated approximately $220,000 to Fringe Benefit Analysts and $115,000 to Belsen Getty to be specifically applied as set-out in the following estimated net proceed charts.




         EACH PROSPECTIVE INVESTOR SHOULD UNDERSTAND THAT THE FOLLOWING TABLE CONSTITUTES OUR BEST PRESENT ESTIMATE OF THE USE OF PROCEEDS, BUT THAT WE MAY VARY FROM THIS OUTLINE IN BOTH TYPE AND AMOUNT OF EXPENDITURE IN THE EXERCISE OF SOUND BUSINESS JUDGMENT. MOREOVER, FUNDS HELD FOR ACQUISITION MAY BE USED IN DIFFERENT AREAS IF SUITABLE ACQUISITION OPPORTUNITIES ARE NOT FOUND WITHIN A REASONABLE PERIOD OF TIME. PRIME UNDERTAKES FOR THE PURPOSES OF THIS OFFERING TO EMPLOY SUCH RESERVES FOR ACQUISITION WITHIN EIGHTEEN MONTHS FROM THE CLOSE OF THE OFFERING. IF NOT USED FOR ACQUISITION WITHIN SUCH PERIOD, THE FUNDS WILL BE USED PRIMARILY TO ENHANCE MARKETING AND OPERATIONS, INCLUDING ANTICIPATED COMMISSION DRAWS TO NEW AGENTS, RECRUITING AND TRAINING OF NEW AGENTS, ADDITIONAL EMPLOYEES AS NEEDED AND SIMILAR PURPOSES; WITH A REASONABLE AMOUNT TO BE MAINTAINED AS A WORKING CAPITAL RESERVE. IT IS NOT POSSIBLE FOR THE COMPANY TO DETERMINE IN ADVANCE, IN THE EXERCISE OF REASONABLE BUSINESS DISCRETION, THE EXACT USE OF SUCH FUNDS IN A FUTURE BUSINESS ENVIRONMENT AND THE FOREGOING
CONSTITUTES ONLY A REASONABLE ESTIMATE OR PROGNOSIS. CHANGING BUSINESS CONDITIONS COULD REQUIRE SOME UNFORESEEN AND UNRELATED USE OF THESE PROCEEDS, IF RAISED.



                           MAXIMUM OFFERING: $750,000

GENERAL DESCRIPTION OF INTENDED EXPENDITURE                         DOLLAR AMOUNT                     PERCENTAGE
                                                                                                           OF
                                                                                                        OFFERING
                                                                                                       (ROUNDED)
1.   Estimated offering costs:                                        $  45,000                           6.0%
                                                                      ---------                        --------

      a.  Legal fees                                                  $  20,000                           2.7%
      b.  Audit and accounting review expense                         $  20,000                           2.7%
      c.  Printing, mailing and distribution                          $   2,500                            .33%
      d.  State Filing and Edgar processing fees                      $   2,500                            .33%

2.   Estimated allocation to Prime Resource:                          $ 370,000                          49.3%
                                                                      ---------                        --------

      a.  Salaries to new administrative staff members(1)             $  20,000                           2.7%
      b.  Management fees(2)                                          $  30,000                           4.0%
      c.  General and administrative costs
           1.  Ongoing legal                                          $  10,000                           1.3%
           2.  Ongoing accounting                                     $  10,000                           1.3%
           3.  Ongoing employee training                              $   5,000                            .67%
           4.  Employee training supplies                             $   1,500                            .20%
           5.  Additional financial modeling software                 $   2,000                            .27%
           6.  Website development and enhancement                    $  20,000                           2.67%
           7.  Financial public relations                             $   1,500                            .20%
      d.  Working capital reserves
            1.  Recruitment expense (employees)                       $  10,000                           1.3%
            2.  Entertainment budget (insurance agents)               $  10,000                           1.3%
            3.  Acquisition of insurance companies or business(3)     $ 250,000(3)                       33.3%
3.   Fringe Benefit Analysts                                          $ 220,000                          29.3%
                                                                      ---------                        --------

      a.  Advertising
           1.  Radio                                                  $   5,000                            .67%
           2.  Direct Mail                                            $  12,000                           1.6%
           3.  Telemarketers                                          $   5,000                            .67%
           4.  Online promotion                                       $   3,000                            .40%
      b.  Recruiting new agents
           1.  Entertainment                                          $  15,000                           2.0%
           2.  Recruiting services (headhunter)                       $  10,000                           1.3%
           3.  Seminars                                               $  20,000                           2.67%
           4.  Travel expenses                                        $  10,000                           1.3%
           5.  Lap top and presentation software                      $  10,000                           1.3%
           6.  Legal due diligence expense                            $  10,000                           1.3%



 (Continued on following page)




GENERAL DESCRIPTION OF INTENDED EXPENDITURE                         DOLLAR AMOUNT                     PERCENTAGE
                                                                                                           OF
                                                                                                        OFFERING
                                                                                                       (ROUNDED)
    c.  Trade Show
         1.  Location deposits                                        $   3,000                            .40%
         2.  Booth preparation                                        $   5,000                            .67%
         3.  Travel Expenses                                          $   2,000                            .27
    d.  Marketing FBA Advantage program
        1.  Mailing lists purchase                                    $  15,000                           2.0%
        2.  Telemarketing follow-up                                   $  10,000                           1.3%
        3.  Brochure layout and design                                $   2,500                            .33%
        4.  Printing brochure                                         $  10,000                           1.3%
        5.  Travel expense                                            $  10,000                           1.3%
        6.  Mailing expense                                           $   2,500                            .33%
   e.  Additional sales materials
        1.  Design of new product brochures                           $   2,500                            .33%
        2.  Printing expense                                          $   7,500                           1.0%
   f.  New service personnel
        1.  Recruit and train                                         $   2,500                            .33%
        2.  Salary and benefits                                       $  47,500                           6.3%

4.  Belsen Getty                                                      $ 115,000                          15.3%
                                                                                                      ----------
    a.  Marketing budget
        1.  Mailing development                                       $   5,000                            .67%
        2.  List purchase ongoing                                     $  10,000                           1.3%
        3.  Printing and mailing                                      $  20,000                           2.67%
        4.  Telemarketing follow-up                                   $  15,000                           2.0%
    b.  Relocation budget
         1.  Moving personnel                                         $   2,500                            .33%
         2.  Moving supplies                                          $   5,000                            .67%
         3.  Reconfigure Telecom and network                          $   2,500                            .33%
    c.  New equipment and software
        1.  New server and Lan                                        $  10,000                           1.3%
    d.  New service personnel
        1.  Recruit and train                                         $   2,500                            .33%
        2.  Salary                                                    $  27,500                           3.67%


    e.  Consulting service personnel (part-time)                      $  15,000                          2.0%


    TOTAL                                                             $ 750,000                           100%


         (1)No proceeds of the offering will be employed to pay salaries or benefits to any current officer or employee; in the event the offering is closed, Prime will most likely hire some new employees.

         (2)Management fees are not intended to compensate or augment amounts paid current officers or directors, but may be used to create incentive payments for employees or insurance agents and to expand the number of employees as necessary.

         (3)Prime is maintaining a large working/acquisition capital reserve in the maximum offering in anticipation that Fringe Benefit Analysts will request to draw upon this reserve to fund its intended efforts to acquire other insurance brokerage companies or their book of business.


                           MINIMUM OFFERING: $500,000



GENERAL DESCRIPTION OF INTENDED EXPENDITURE                         DOLLAR AMOUNT                     PERCENTAGE
                                                                                                           OF
                                                                                                        OFFERING
                                                                                                       (ROUNDED)
1.  Estimated offering costs:                                        $    45,000                          9.0%
                                                                     -----------
     a.  Legal fees                                                  $    20,000                          4.0%
     b.  Audit and accounting review expense                         $    20,000                          4.0%
     c.  Printing, mailing and distribution                          $     2,500                           .50%
     d.  State filing and Edgar processing fees                      $     2,500                           .50%

2.  Estimated allocation to Prime Resource                           $   120,000                         24.0%
                                                                      ----------                       --------
     a.  Salaries to new administrative staff members                $    20,000                          4.0%
     b.  Management fees                                             $    30,000                          6.0%
     c.  General and administrative costs
          1.  Ongoing legal                                          $    10,000                          2.0%
          2.  Ongoing accounting                                     $    10,000                          2.0%
          3.  Ongoing employee training                              $     5,000                          1.0%
          4.  Employee training supplies                             $     1,500                           .30%
          5.  Additional financial modeling software                 $     2,000                           .40%
          6.  Website development and enhancement                    $    20,000                          4.0%
          7.  Financial public relations                             $     1,500                           .30%
    d.  Working capital reserves                                     $    20,000                          4.0%

3. Fringe Benefit Analysts                                           $   220,000                         44.0%
                                                                      ----------                       --------

    a.  Advertising
         1.  Radio                                                   $     5,000                          1.0%
         2.  Direct mail                                             $    12,000                          2.4%
         3.  Telemarketers                                           $     5,000                          1.0%
         4.  Online promotion                                        $     3,000                           .60%
    b.  Recruiting new agents
         1.  Entertainment                                           $    15,000                          3.0%
         2.  Recruiting Services (headhunter)                        $    10,000                          2.0%
         3.  Seminars                                                $    20,000                          4.0%
         4.  Travel expenses                                         $    10,000                          2.0%
         5.  Lap top and presentation software                       $    10,000                          2.0%
         6.  Legal due diligence                                     $    10,000                          2.0%






(Continued on following page)



GENERAL DESCRIPTION OF INTENDED EXPENDITURE                         DOLLAR AMOUNT                     PERCENTAGE
                                                                                                           OF
                                                                                                        OFFERING
                                                                                                       (ROUNDED)
    c.  Trade show related expenses
         1.  Location deposits                                       $     3,000                           .60%
         2.  Booth preparation                                       $     5,000                          1.0%
         3.  Travel expenses                                         $     2,000                           .40%
    d.  Marketing FBA Advantage program
         1.  Mailing lists purchase                                  $    15,000                          3.0%
         2.  Telemarketing follow-up                                 $    10,000                          2.0%
         3.  Brochure layout and design                              $     2,500                           .50%
         4.  Printing brochure                                       $    10,000                          2.0%
         5.  Travel expense                                          $    10,000                          2.0%
         6.  Mailing expense                                         $     2,500                           .50%
    e.  Additional sales materials
         1.  Design of new product brochures                         $     2,500                           .50%
         2.  Printing expense                                        $     7,500                          1.5%
    f.  New service personnel (2)
        1.  Recruit and train                                        $     2,500                           .50%
        2.  Salary and benefits                                      $    47,500                          9.5%

4.  Belsen Getty                                                     $   115,000                         23.0%
                                                                      ----------                       --------

    a.  Marketing budget
         1.  Mailing development                                     $     5,000                          1.0%
         2.  List purchase ongoing                                   $    10,000                          2.0%
         3.  Printing and mailing                                    $    20,000                          4.0%
         4.  Telemarketing follow-up                                 $    15,000                          3.0%
    b.  Relocation budget
         1.  Moving personnel                                        $     2,500                           .50%
         2.  Moving supplies                                         $     5,000                          1.0%
         3.  Reconfigure Telecom and network                         $     2,500                           .50%
    c.  New equipment and software
         1.  New serever and Lan                                     $    10,000                          2.0%
    d.  New service personnel
         1.  Recruit and train                                       $     2,500                           .50%
         2.  Salary                                                  $    27,500                          5.5%
    e.  Consulting service personnel (part-time)                     $    15,000                          3.0%

TOTAL                                                                $   500,000                        100%





      See also "Plan of Operations" under Description of Business for a more detailed description of intended business activities and expenditures over the next year.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

         The price at which the shares are to be sold in this offering have been arbitrarily set by the Board of Directors of Prime and does not attempt to reflect any valuation or evaluation of the company's net worth or future trading price, if any.


                                    DILUTION
                                    --------

         Dilution is a term which normally defines the reduction in value per share based upon book value which occurs to the investor in certain offerings compared to the purchase price of those shares. The net tangible book value of Prime Resource, Inc. (formerly Prime Resource, LLC) interest as of the attached Balance Sheet dated June 30, 2002 was $225,843 and is estimated to be $0.08/share in the present corporate form.

         By way of specific illustration, an investor in this offering is paying $5.00 per share. It is estimated that the net worth per share after the completion of the maximum offering will only be approximately $0.31 per share. Therefore, each investor in this offering will suffer an immediate estimated dilution to his investment of $4.69 per share or 94 % in the maximum offering; and $4.77 per share or 95 % in the minimum offering. Dilution would generally be pro rated between the minimum and maximum offering if closed between those extremes. These dilution ranges are illustrated in the following graphical representations:


                               Maximum offering                                        Minimum Offering


[Bar chart illustrating the following:)


                   Value Subscription         Value share after             Value Subscription            Value share after
                   $5.00/share                offering                      $5.00/share                   offering
                   100%                       $0.31/share                   100%                          $ 0.23/share
                                               (Rounded)                                                  (Rounded)


                                                                                                          Dilution 95%
                                              Dilution 94%                                                $4.77/Share
                                              $4.69/Share










         In this offering dilution primarily arises because the original founders, who organized the corporation and the predecessor limited liability company, received shares or other ownership interests for intangible contributions to Prime which are difficult to value. As a result, there will not be a significant net worth per share prior to this offering and your cash subscription will, as a result, be "diluted" in value.


                            SELLING SECURITY HOLDERS
                            ------------------------

         In this offering none of the existing security holders are registering their shares, nor do any intend to sell shares pursuant to this registration statement. The current principal shareholders of the company hold 2,800,000 shares. If this offering is fully subscribed there will be an additional 150,000 registered shares issued. At some future date, one or more of the initial security holders may elect to attempt to sell their shares pursuant to a subsequent registration or a claimed exemption from registration. At present, the company has no plans to engage in any further registration beyond this current registration. Further, the existing shareholders holding unregistered securities would have to avail themselves of an exemption from registration to sell in the future, which exemption would, in most cases, not be available unless this registration is completed and a trading market is established for the shares so that the current principal shareholders could avail themselves of Rule 144, or similar exemption provisions, to engage in a future sale of their shares after a required holding period. See Risk Factors and Plan of Distribution as to the implications of potential future sales by affiliates.


                              PLAN OF DISTRIBUTION
                              --------------------

General

         Prime does not intend to employ the services of any underwriter or other broker/dealer to place or sell its securities. Prime believes it can place the limited amount of securities being offered by this registration through the efforts of a member of its own management group, Mr. Andrew Limpert, who will not be paid any consideration, commission or other compensation for his selling and placement efforts. Consequently, no provisions for commissions have been provided for in this prospectus. Should management determine, at any time, that it is necessary to sell this offering through the use of commissions to an underwriter, management will reserve the right to amend this registration and prospectus to reflect any such commission arrangements and to continue with the offering in accordance with all other terms and provisions.

Issuer/Agent

         It is presently anticipated that Mr. Andrew Limpert will be exclusively responsible for the efforts to sell the Prime shares in this offering to various business contacts and acquaintances through delivery of this prospectus. Mr. Limpert is currently acting as the Treasurer and a member of the Board of Directors. We cannot promise the offering will be sold, as Mr. Limpert, Secretary and CFO, will only engage in these efforts on a part-time basis. Obviously, there is an indirect benefit to management, as principal shareholders, if the shares are sold in this offering as the management shareholders would most likely realize an increase in the value of their shares after this offering and potentially an active market for their shares. Should any other member of management be qualified to act and in fact engages in selling efforts for Prime such fact will be supplementally disclosed to any prospective investor. There is no present intent or expectation that any other issuer/agent will be employed.

         Mr. Limpert as an issuer agent is relying upon the exclusion from being required to qualify and license as a broker/dealer in his anticipated selling efforts, pursuant to SEC Rule 3(a) 4-1 under the Securities and Exchange Act of 1934. In essential terms, Prime and Mr. Limpert believe he satisfies the following tests of the Rule:

         1) Mr. Limpert is not subject to a statutory disqualification to act as an issuer agent as such term is defined under Section 3(a) 4-1 of the Securities Act of 1934;

         2) Mr. Limpert will not be compensated for his selling efforts in any manner, though he may be reimbursed direct selling costs paid out-of-pocket;

         3) Mr. Limpert is not now and will not be at the time of his selling effort an associated person with any broker/dealer;

         4)       Mr. Limpert will meet each of the following conditions:

                  (i) Mr. Limpert will continue to perform substantial duties for the issuer at the date of the offering;

                  (ii) Mr. Limpert was not a broker or dealer within the preceding 12 months;

                  (iii) Mr. Limpert has not and will not engage in selling efforts for any issuer more than once every 12 months.

         Mr. Limpert has been licensed on one prior occasion in Utah to act as an issuer/agent and will seek such designation in this offering. It is believed Mr. Limpert, or any subsequently designated management sales agent, in the intended selling efforts of the Prime shares being registered will fully meet the safe harbor requirement of a non-broker issuer agent pursuant to Rule 3(a) 4-1 as set-out above. It is not anticipated that Prime will employ an issuer/agent other than Mr. Limpert. Any prospective investor wishing a copy of this rule or further explanation of the company's determination of compliance will be provided a copy and explanation prior to investing upon request to Prime.

         In the unanticipated event that Prime determines it is necessary to hire and pay one or more independent broker/dealers to attempt to sell this offering, Prime will amend this registration statement and prospectus by a post-effective amendment to disclose all such underwriting terms. No broker/dealer will be allowed to engage in sales or solicitations until any such post-effective amendment becomes effective. Each prospective investor is also advised that prior to any involvement of any broker/dealer in the offering any broker/dealer would be required to clear the underwriting terms and compensation with the National Association of Securities Dealers, Corporate Finance Department.

Sales to Officers and Affiliates

         Each officer, director or affiliated persons may purchase shares in this offering for cash at the offering price without restriction. There is no limitation on the number of securities which may be purchased by these affiliated persons. In like manner, there is no obligation or commitment by any officer, director or affiliate to purchase any shares in this offering. All securities purchased by any officer, director, or person able to direct or influence the company as a control person will not be freely tradeable, but will be subject to restrictions on resales, and must be purchased for investment purposes requiring a holding period.

Minimum Purchase

         There is no minimum subscription requirement.

Estimated Costs of Offering

         The costs of this offering are estimated at $45,000, and include legal, accounting, filing or permit fees, printing and related distribution costs. These amounts are estimates but are believed reasonably accurate for the intended size of this offering. Funds paid for offering costs will limit the amount of net proceeds available for actual business purposes. See also Use of Proceeds Section.

Subscription Account

         Proceeds of the offering, up to the minimum amount, will be placed in a segregated subscription account under control of Prime and will not be employed for any business purposes of the company until or unless the minimum offering is sold within the offering term of 180 days from the date appearing on the face of this prospectus. If the minimum offering is not fully sold and collected within such offering period, then the offering will be terminated and all proceeds will be returned without deduction for costs or addition of any interest. Prime will obtain an address from each subscriber and will return all proceeds within ten days of the termination of the offering to that address. Any interest earned on the subscription account will be employed by Prime to pay for anticipated offering costs and return of subscription proceeds to investors.

         In the event of the close of the minimum offering, Prime will employ any additional proceeds of this offering upon receipt without further utilizing the subscription account.

Closing Offering

         Prime reserves the right to close the offering at any time within the offering term of 180 days whenever the minimum offering proceeds have been received in the subscription account, even if less than the maximum offering has been sold. Factors which may influence Prime's decision to close the offering would be the effort required to continue sales and the rate at which subscriptions were obtained up to the minimum offering. In all events, the company will not sell more than the maximum offering and will close the offering at any time that the maximum amount has been sold. The Use of Proceeds Section reflects Prime's best present estimate of the use of proceeds in the event of either the minimum or maximum offering amount being received. The offering will most likely be closed at some point between the minimum and maximum. Proceeds available for working capital reserves to Prime will be increased by each dollar raised over the minimum offering.

Initial Sales Jurisdiction

         We intend this offering will be sold primarily to citizens of the State of Utah, based upon a coordination filing in that jurisdiction. Should Prime deem it appropriate, it may attempt to place its securities in one or more additional jurisdictions where the offered shares may be qualified or registered by coordination or similar rule or process. That is, Prime will be deemed to be qualified as a registered offering in those jurisdictions upon clearance of this registration with the SEC and a notice type filing in the appropriate state. If the offering is offered or sold in other jurisdictions, the offering must be registered or qualified under the applicable state law of that jurisdiction. Prime does not intend to register or qualify this offering in any other jurisdiction for sale unless such registration can primarily be achieved by coordination without the necessity of merit review or substantial additional disclosure requirements. However, should Prime elect to sell in any jurisdiction that imposes any additional disclosure requirements, they will be included in this offering as a supplemental disclosure.

No Trading Market

         Prime has not secured a commitment to list or trade the securities being registered through any broker/dealer and there is no present assurance that a public market will exist for the securities, even in the event of a successful completion of this offering. Each prospective investor should consider the potential lack of a public market developing as a significant risk factor. Management will work to obtain the listing of the securities after or concurrently with this offering by one or more broker/dealers, but can give no warranty or assurance that they will be successful in such efforts.


No Registration Commitment

         No shares of current management or original shareholders are being registered pursuant to this offering and no intent or obligation exists by Prime to currently register existing issued shares in any manner.

Penny Stock Limitations

         Broker/dealer transactions in shares trading under $5.00/share are generally subject to certain specific disclosure requirements and limitations on trading known commonly as the "Penny Stock Rules". While the penny stock rules are not believed applicable to the initial issuance of the shares subject to this issuer/agent registration and sale, there is a high probability such rule would apply to subsequent sales of Prime stock. The application of the penny stock rules may impair the tradeability or price at which your shares may subsequently be resold.

         The following purports to be a general summary of the penny stock rules. However, any prospective investor may obtain a complete copy of the applicable rules from Prime upon request or from the SEC online, (Rules 15g-2 through 15g-6 of the Exchange Act).

         The penny stock rules require a broker/dealer prior to a transaction in a penny stock, not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, as well as monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

         These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders may find it more difficult to sell their securities because of such rules.




                                LEGAL PROCEEDINGS
                                -----------------

         We are not aware of any pending or threatened legal proceedings or claims in which we are involved.


                DIRECTORS, EXECUTIVE OFFICERS, OR CONTROL PERSONS
                -------------------------------------------------



                 NAME                                  POSITION                           CURRENT TERM OF
                                                                                               OFFICE
--------------------------------------- -------------------------------------- --------------------------------------
Mr. Terry Deru*                               Director, CEO/ President/        Appointed Director in
                                                Chairman of the Board          Organizational Minutes-April,
                                                                               2002. Will serve as a Director
                                                                               until first annual meeting, not
                                                                               yet set.  Will serve as an
                                                                               officer  pursuant to leave of the
                                                                               Board of Directors.
--------------------------------------- -------------------------------------- --------------------------------------
Mr. Scott Deru*                                Director/V.P. Operations        Appointed Director in
                                                                               Organizational Minutes -
                                                                               April, 2002. Will serve as
                                                                               Director until first annual
                                                                               meeting, not yet set.  Will
                                                                               serve as an officer pursuant to
                                                                               leave of the Board of
                                                                               Directors.
--------------------------------------- -------------------------------------- --------------------------------------
Mr. Andrew Limpert*                         Director/Treasurer/Secretary/      Appointed Director in
                                                       CFO                     Organizational Minutes -
                                                                               April, 2002. Will serve as
                                                                               Director until first annual
                                                                               meeting, not yet set.  Will
                                                                               serve as an officer pursuant to
                                                                               leave of the Board of
                                                                               Directors.
--------------------------------------- -------------------------------------- --------------------------------------


* Mr. Scott Deru and Mr. Terry Deru are brothers. Mr. Limpert was not an owner of Prime LLC, but acted as an advisor to Prime LLC and has become a shareholder of Prime Resource, Inc.

MR. TERRY DERU - DIRECTOR , CEO/PRESIDENT, CHAIRMAN OF THE BOARD
Age:48

         Mr. Deru is currently a consultant and manager with Belsen Getty LLC and an officer/director in Prime as outlined above. He also served Belsen Getty as an officer/director when operating as a predecessor corporation. Belsen Getty is a Salt Lake City, Utah based financial and retirement planning firm. The firm, or its predecessor, has been a licensed investment advisory firm with the SEC and Utah since 1984. Mr. Deru is a Certified Financial Planner and a Registered Financial Consultant. Mr. Deru has been with Belsen Getty since 1985. Since affiliation with Belsen Getty, he has served as a consultant and director from 1985 to 1998 and as a consultant from 1998 to the present. He has been the manager of Belsen Getty since January, 2002. Mr. Deru will continue his part-time affiliation with Belsen Getty while also acting as the part-time officer of Prime. Mr. Deru also acts as a part-time CEO for Kinship Systems, Inc., a small public company which is not presently active. Mr. Deru obtained a B.A. degree from the University of Utah in Salt Lake City, Utah, in finance in 1977 and an M.B.A. degree from that institution in 1979.

MR. SCOTT DERU - DIRECTOR, VICE-PRESIDENT OPERATIONS
Age: 42

         Mr. Scott Deru has been employed full-time since 1982 as a principal officer of Fringe Benefit Analysts. Since 1998 he has been the manager and principal officer of Fringe Benefit Analysts, LLC, one of the current subsidiary operating companies of Prime. In this capacity, he has primarily been engaged in creating and selling life, health and other insurance products for business clients of Prime, LLC, now known as Prime, Inc. In addition to his full-time services to Fringe Benefit Analysts, LLC he worked as a director of insurance for Care of Utah, Inc., developing insurance programs, primarily for the health care industry from October, 1994 to July, 2000. Mr. Deru is a 1984 graduate of the University of Utah with a B.S. degree in finance from that institution. He is also a Registered Health Underwriter and a Registered Employee Benefit Consultant. He presently is also a licensed insurance consultant and agent within the state of Utah, and by reciprocity in other western states.


MR. ANDREW LIMPERT - DIRECTOR/SECRETARY/TREASURER/CFO
Age:  33

         Mr. Limpert has been a financial and retirement planner associated with the Salt Lake based firm of Belsen Getty, LLC since 1998. He is a Registered Investment Advisor, but he is not a Certified Financial Planner. As a licensed Investment Advisor, Mr. Limpert has completed licensing requirements and testing prescribed by the State of Utah. Mr. Limpert plans to continue his full-time employment with Belsen Getty. He will also serve as a director, treasurer, CFO and secretary for Prime. Prior to the foregoing positions, he worked with Prosource Software of Park City, Utah as a software sales agent from 1993 to 1998. Mr. Limpert is assisting Prime on a limited as needed basis. In 1998 Mr. Limpert served briefly as an interim outside director in a small public company, then known as Mt. Olympus Resources, Inc. Mr. Limpert resigned as part of a reorganization of Olympus in November, 1998. Mr. Limpert is also presently affiliated on a part-time as-needed basis with a small presently inactive company known as Kinship Systems, Inc. as a director and its treasurer/secretary and CFO/accounting officer. Due to the company's present inactivity, his time commitment and services to Kinship have been minimal. Mr. Limpert was appointed to these positions in February, 2000 as part of the initial organization. Mr. Limpert also acts as a business and financial consultant to various small public and private companies. Mr. Limpert holds a B.S. degree in finance from the University of Utah in Salt Lake City, Utah in 1995 and an M.B.A. from Westminster College of Salt Lake City, Utah in 1998.


Remuneration of Directors & Officers
------------------------------------

Directors
---------

         No director will be provided remuneration for service in that capacity, but may be paid a stipend for attending meetings as future revenues may permit. It is anticipated Directors will receive $500 per Board Meeting.

Officers
--------

         Historically, the present officers in Prime, except for Mr. Limpert, acted as working members of Prime, LLC from its inception in 1996. Mr. Limpert became a member in January, 2002. Prime LLC also had associated as a founding member Mr. William Campbell, whose interest in Prime LLC was bought out by Prime LLC in December, 2001 and transferred to Andrew Limpert in January, 2002 prior to the organization of Prime, Inc., as more particularly described under

"Description of Business". Mr. Campbell has no further interest or affiliation with Prime or either of its subsidiaries. As previously indicated, Prime, LLC has as its wholly owned subsidiaries Belsen Getty, LLC and Fringe Benefit Analysts, LLC. These subsidiaries, in turn, passed through, as limited liability companies, all of their net earnings or losses to Prime, LLC, which then distributes or attributes earnings or losses pro rata to the ownership interest. Prime will continue to receive these "pass throughs" and will pay salaries for all officers and employees of its subsidiaries, as well as general operating costs.

         Under the present organization of the company, it will not be possible for Prime corporation to simply pass through earnings derived from its operating subsidiaries. Alternatively, each of the principal officers, named above, will agree to serve the company for the following annual base salary in 2002: Mr. Terry Deru $240,000, Mr. Scott Deru $240,000 and Mr. Andrew Limpert $165,000. Additionally, Mr. Limpert's salary will increase to $210,000 in 2003 and the Derus will remain the same. The terms of this compensation are more fully set-out in a set of Board Minutes and concurrently executed three year employment agreements. Mr. Terry Deru and Mr. Scott Deru will also primarily serve Prime by continuing to act as the managers of the subsidiaries. Mr. Andrew Limpert will devote most of his time commitment to executive responsibilities of Prime. It is anticipated Mr. Scott Deru and Mr. Terry Deru will serve full-time in their responsibilities with the subsidiaries and discharge responsibilities to Prime on an as- needed basis.

         Each of the three principal officers serves Prime pursuant to a written employment agreement which is essentially identical in terms for each officer, except for the compensation provisions outlined above. The essential terms of the employment agreements provide as follows:

         (1) Each employment contract runs for three years from April 5, 2002;

         (2) There are no currently adopted benefits or stock rights, except 18 days of paid leave per year for each officer;

         (3) Prime may terminate the employment with or without cause. If termination is without cause, the employee is to receive a severance equal to three months pay. Otherwise, the employee is paid through the month the notice of termination is given. The employee has no right to terminate the agreement without cause.

         (4) The employment contract has standard provisions protecting proprietary rights and property of the company from being used by the employee or appropriated;

         (5) The employment agreement provides for the exclusive full-time service by each officer to Prime or one or more of its subsidiaries.

         Each prospective investor may view a copy of the employment agreement prior to investing by viewing this registration statement online at the SEC filing site (www.sec.gov.edgar) or by requesting a copy from Prime.

Shares Held By Management and Certain Security Holders
------------------------------------------------------

         The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of 5% or more of our outstanding common stock; by each of our directors; and by all executive officers and our directors as a group. To the best of our knowledge, all persons named below have sole voting and investment power with respect to such shares.



    Title of           Name and Address of            Current Shares             Current        Percent of Total
     Class                    Owner                        Owned              Percentage of     Common in the
                                                                               Outstanding      event Max. or
                                                                                (Rounded)       Min. Off.  Sold
                                                                                                (Rounded)(1)

Common           Terry Deru
Stock            99 Cove Lane                            1,000,000                 36%                    34%
                 Layton, Utah 84040
---------------- -------------------------------- -----------------------  -------------------  ------------------------
Common           Scott Deru
Stock            6855 N. Frontier Drive
                 Mountain Green, Utah                    1,000,000                 36%                    34%
                 84050
---------------- -------------------------------- -----------------------  -------------------  ------------------------
Common           Andrew Limpert
Stock            8395 S. Parkhurst Circle
                 Sandy, Utah 84094                        750,000                  27%                    26%
---------------- -------------------------------- -----------------------  -------------------  ------------------------
Common           Officers and Directors as               2,750,000                 99%                    94%
Stock            a Group(2)
---------------- -------------------------------- -----------------------  -------------------  ------------------------

         (1)The difference in each officer's percentage of the total outstanding in the event of the maximum or minimum offering is a de minimus amount less than 1%. As such, the maximum percentages are employed. Officers will have a slightly greater fractional percentage of outstanding shares in the event of the minimum versus the maximum offering.

         (2)Mr. Don Deru, the natural father of Terry and Scott Deru, owns 50,000 shares, or about 1.8% of the currently outstanding shares. There are no shareholders prior to this offering other than as listed above and Mr. Don Deru.

         There are currently no arrangements which would result in a change in our control. Prime has no warrants, options or other stock rights presently authorized.

                            DESCRIPTION OF SECURITIES
                            -------------------------

         The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

General
-------

         We are authorized to issue 50,000,000 shares of common stock with no par value per share. As of April 5, 2002, there were 2,800,000 restricted shares issued and outstanding. The company has only one class of shares, being its common shares. Counsel for Prime has provided an opinion that all shares of common stock outstanding are validly issued, fully paid and non-assessable. All currently issued shares of Prime were issued pursuant to an Organizational Meeting on April 5, 2002.

Voting Rights
-------------

         Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of the shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any corporate act or action, except as otherwise provided by law.

Dividend Policy
---------------

         All shares of common stock will participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. There can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights and Provisions

         Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference and preference of any outstanding shares of preferred stock as may be created.

Shares Eligible For Future Sale
-------------------------------


         The 150,000 maximum shares of common stock to be registered by this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which may be limited by the resale provisions of Rule 144 under the Securities Act of 1933.

         Currently, all of the 2,800,000 issued and outstanding shares were issued on April 5, 2002 and would not be eligible for sale under Rule 144 as restricted stock until April 6, 2003, assuming the other requirements of Rule 144 are satisfied as generally described below.

         In general under Rule 144, as currently in effect, any of our affiliates or other restricted shareholders after a one year holding period may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us.

         Nonaffiliates who have held their restricted shares for one year may also be able to sell under the foregoing conditions. Nonaffiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale. There are currently no nonaffiliated shareholders.

         Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A would allow our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. It is not anticipated Rule 144A will have any application to this offering.



                         INTEREST OF EXPERTS AND COUNSEL
                         -------------------------------

         Our counsel, Julian D. Jensen, PC, has passed upon the legal status of the company and our capacity to engage in this Registration. The firm has no interest in Prime. Our auditors, Carver Hovey & Co. of Layton, Utah have opined upon the attached and incorporated audited financial statements. This firm has no interest in Prime and there are no material conflicts with the auditors.

                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS
                  ---------------------------------------------

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we may, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.


                 ORGANIZATION OF THE COMPANY IN LAST FIVE YEARS
                 ----------------------------------------------

         As previously noted, Prime Resource LLC was formed in 1996 and remained inactive until 1998 when it became the parent entity for Belsen Getty LLC and Fringe Benefit Analysts LLC. Prime continued to March 29, 2002 as a Utah limited liability company and operated exclusively through its two wholly owned subsidiary limited liability companies, Belsen Getty, LLC and Fringe Benefit Analysts, LLC. Prime converted to a corporate form of business on March 29th of 2002, largely in anticipation of the present public offering. Also, in 1998 Belsen Getty and Fringe Benefit Analysts converted from a corporate form to their present LLC form. As otherwise discussed in this Prospectus, the management of Prime Resource, Inc. will remain the same as its predecessor, Prime Resource, LLC, though differently designated. The two operating subsidiaries will continue with their existing business activities and management as described in this Prospectus.


                             DESCRIPTION OF BUSINESS
                             -----------------------

General and Historical
----------------------

         Prime Resource, as a corporate entity, was filed in Utah on March 29, 2002; however, essentially the same business purpose were engaged in by its predecessor entity, Prime Resource, LLC, a Utah limited liability company as organized in 1996, but not active until the 1998 acquisition of its present subsidiaries. Mr. Scott Deru acted as the manager for Prime LLC. From 1990 to 1998, Belsen Getty and Fringe Benefit Analysts collaborated as independent corporations. In 1998 Prime LLC became the parent and coordinating entity and the two operating companies also became wholly owned limited liability companies of Prime, LLC and changed their business structure from corporations to limited liability companies owned by Prime LLC.

         As part of the 1998 reorganization, Mr. Scott Deru and Mr. Terry Deru each contributed their 50% ownership interest in Fringe Benefit Analysts to Prime, LLC. Mr. Terry Deru and Mr. William Campbell each contributed their 50% ownership interest in Belsen Getty to Prime, LLC and Mr. Don Deru, the father of Scott and Terry Deru, contributed capital. The resulting ownership percentages in Prime, LLC were Scott and Terry Deru at 36 1/2% each; Mr. William Campbell at 23% and Mr. Don Deru 4%. Prime, LLC was later dissolved of record in April, 2002 after transferring all assets to Prime, Inc.

         Fringe Benefit Analysts was formed and licensed in November, 1984 in Utah as a general insurance agency. The company initially was formed and operated as a Utah corporation with Mr. Scott Deru as its president. It was jointly owned by Scott Deru and Terry Deru from inception. FBA concentrated upon developing software to analyze employee benefits and writing insurance for business related purposes, such as key man life policies, group health plans and related insurance. Mr. Scott Deru and Mr. Terry Deru remained joint owners from 1984 to 1998 when their ownership was acquired by Prime, LLC.

         In 1985 FBA started collaborating closely with Belsen Getty LLC, which was primarily engaged in business consulting and financial planning. Belsen Getty, which was initially formed in 1990. Belsen Getty, which was engaged in advising firms in the formation of employee health , pension, stock option and related plans, frequently referred clients to FBA when insurance funding was required. In like manner, FBA would frequently refer insurance clients needing business planning to Belsen Getty. However, neither firm operates upon an exclusive basis as to these referrals.

         Belsen Getty, Inc. was formed on November 9, 1990 by Mr. William Campbell and Mr. Terry Deru as a successor to a Nevada corporation. Mr. Terry Deru joined the firm in the summer of 1985 and purchased a 50% interest in Belsen Getty, Inc. of Nevada from Mr. Campbell. All interest in Belsen Getty Inc. was transferred to Belsen Getty LLC in 1998 which was then exclusively owned by Prime LLC. Mr. Terry Deru received a 36 1/2% interest in Prime and Mr. Campbell a 23% interest in Prime.

         In order to take advantage of some economies of scale and to work more cohesively in cross-selling to the respective client base of Belsen Getty, Inc. and Fringe Benefit Analysts, Inc. the foregoing reorganization occurred in 1998. Prime Resource, LLC (a LLC organized on June 27, 1996, but having no real business activity) was used as a holding company for the newly formed entities of Belsen Getty, LLC and Fringe Benefit Analysts, LLC. These subsidiary entities were formed on October 2, 1998 and became the successor firms for Belsen Getty, Inc. and Fringe Benefit Analysts, Inc., respectively, each being wholly owned by Prime Resource, LLC.

         Mr. William Campbell became associated with Prime Resource LLC in 1998 resulting from a minimal cash contribution and his fifty per cent interest in Belsen Getty. He received a 23% interest in Prime LLC.

         In January, 2002 Prime LLC purchased Mr. Campbell's interest in Prime for $100,000. The prior Campbell interest was assigned to Andrew Limpert on January 10, 2002 in consideration for the acknowledgment of Limpert's advisory and organizational services which were valued at $113,000. The 26 percent membership share of the Company issued to Mr. Limpert was accounted for as compensation expense and is included in "compensation and benefits" in the statement of operations for the quarter ended March 31, 2002. The value of the share of the Company issued to Mr. Limpert was based on what the Company was required to pay a former member, Mr. William Campbell, for his 23 percent share of the Company, in connection with the Company's termination and buy-out of Mr. Campbell effective January 1, 2002. Mr. Don Deru, the father of Scott and Tery Deru, held a 4% interest in Prime LLC since inception and exchanged his interest in Prime LLC for a 1.8% sharehold interest in Prime, Inc.

         In March, 2002, Prime LLC decided to incorporate in Utah in anticipation of this offering and issued in April, 2002 to Mr. Limpert 750,000 shares of its common stock, (26% of the issued and outstanding) for his prior and continuing consulting services for and to Prime. The other stockholders are Mr. Terry Deru, 1,000,000 shares; Mr. Scott Deru, 1,000,000 shares; and Mr. Don Deru, 50,000 shares. FBA and Belsen Getty continued under their existing structure as wholly owned subsidiaries of Prime, Inc. with Mr. Terry Deru continuing as the manager of Belsen Getty and Mr. Scott Deru for FBA.

         As limited liability companies, the historical revenues of Belsen Getty, LLC and Fringe Benefit Analysts, LLC have flowed through to its member and sole owner, Prime Resource, LLC. Within Prime the revenues, after payment of all operating costs and wages and allowance for working capital reserves, were divided between Mr. Scott Deru, Mr. Terry Deru and Mr. William Campbell, in accordance with their limited liability ownership percentage, through December 31, 2001.

         It was determined, upon incorporation of Prime Resource, Inc., that this form of compensation and revenue transfer will no longer be feasible and that the corporation will need to retain and report its income, if any, after salaries, overhead and other expenses as retained earnings. Further, Prime, Inc. has now entered into an employment contract with its three principal officers, as generally described earlier under the outline of compensation and subsequently described under the Executive Compensation Section. In their respective capacities, management will be paid a fixed salary. Prime, Inc. would then retain any net earnings for further business and expansion purposes.

         Mr. Terry Deru, in addition to acting for Prime as its President and Chief Executive Officer, will also continue to act as the Manager and principal operator of Belsen Getty . Mr. Scott Deru will also devote a substantial majority of his time to the business affairs of Fringe Benefit Analysts and such other time as necessary as a corporate officer of Prime. It is anticipated that Mr. Limpert will then assume most of the day-to-day management responsibilities for Prime, as well as continuing with Belsen Getty as a consultant.

         Over the past three years, Belsen Getty has contributed approximately 27% of the present revenues to Prime, LLC and Fringe Benefit Analysts has contributed the remaining 73% of net revenue to Prime, LLC. As noted above, Prime, LLC was dissolved in April, 2002 upon the transfer of assets to Prime, Inc. Prime, Inc., like its predecessor, Prime LLC, is not anticipated to generate any independent sources of revenue or income. All salaries and benefits in Belsen Getty and Fringe Benefit Analysts have been and will be paid directly by Prime.

Belsen Getty Business
---------------------

         Belsen Getty is a Utah financial management company offering investment advice, financial planning, pension and retirement planning and general business consulting and planning for firms or individuals who may participate to the extent they deem appropriate in any of these financial products and services. Belsen Getty manages assets primarily under a fee based management system. Belsen Getty uses sophisticated modeling software to complete its investment advisory aspects of its services to clients who wish it to manage their funds for various pension and retirement or other offered plans. In this capacity, Belsen Getty also acts as an investment advisory firm.

         Belsen Getty also has expertise in providing consulting services for retirement planning, pension and general business financing and planning.

         Belsen Getty offers to individuals retirement accounts, trust accounts, as well as creating 401(k) plans and other pension plans for corporate clients. These services may range from simple cash management to complex custom growth portfolio planning for wealthy individuals or businesses.

         Belsen Getty markets through several mediums. First, the firm has a sophisticated database for tracking services to clients, prospects and business associates. This tracking assures each client and prospect are contacted monthly by mail and at least quarterly by phone or in person. Second, prospects that go into this tracking system are located in several ways, such as referrals from existing clients, referrals from other business associates and referrals from Fringe Benefit Analysts, as well as direct mailing and educational seminars. To a limited extent, the firm currently engages in prospect mailings and may explore other media type advertising, depending upon the availability of proceeds from this offering.

         Belsen Getty is currently managed by Mr. Terry Deru and has seven full-time and one part- time employee.


Fringe Benefit Analysts Business
--------------------------------

         Fringe Benefit Analysts is primarily a diversified independent insurance broker which provides various lines of insurance, such as health, life, dental, disability, etc., as needed by its clients to fund various business, as well as employee related programs and plans. Fringe Benefit Analysts also intends in the future to engage in recruiting independent agents, rolling up and acquiring existing health care insurance agencies and/or their book of business.

         Fringe Benefit Analysts currently has seven full-time employees, one part-time employee and over twenty sub-agents who act as independent contractors in various insurance lines. Part ofthe proceeds being raised in this offering will be used to retain and recruit additional agents. Funding for anticipated future acquisitions will come from the anticipated acquisition reserves to be held by Prime. There are no present acquisition agreements, candidates, proposals or negotiations. FBA has not historically, nor does it presently intend, to engage in any acquisition of an insurance or other business from any related or affiliated party. Proceeds of this offering used for acquisitions will not be with any entity or person related to or affiliated with Prime or any member of its management.

         Fringe Benefit Analysts is currently managed by Mr. Scott Deru, has 8 employees and approximately 20 agents.

Plan of Operation
-----------------

         o Acquisitions. In the event of the maximum offering, a substantial portion of net proceeds of the offering (approximately $250,000 or 33%) would be available for acquisition by Fringe Benefit Analysts to acquire other insurance providers, or their policies and book of business. Those funds may also be employed, alternatively, for recruitment of existing agents, though there is no present intent or plan to employ these funds for recruitment.

         At whatever level the offering is closed, the following programs intended to create revenue and income growth, will be funded and implemented:

         o Enhancement of commission revenues. Management, primarily through the use of the FBA Advantage Program, will attempt to encourage current subagents to write all their insurance through Fringe Benefit Analysts. Proceeds of the offering will be used to contact existing agents with relationship to explaining and demonstrating this program.

         o Growth of Core Business. Revenues will be expended to advertise and promote core business activities, including attracting new clients, soliciting more agents to employ the advantages of the FBA Advantage Program whereby management fees for various programs are waived if multiple programs are purchased through Fringe Benefit Analysts.

         o Agent Recruiting. Management will use anticipated proceeds to recruit full-time agents and promote various advantages and economies which can be realized by agents being a full-time participant within a larger organization.

         o Complementary Business Practices. Prime will attempt to advertise and promote the "complete package" approach of comprehensive business and employee plan planning coupled with affiliated competitive insurance funding by proposing a one stop approach to such services.

Principal Products
------------------

Fringe Benefit Analysts
-----------------------

         The principal products for Fringe Benefit Analysts are the sale and management of health and life insurance products to small and medium sized businesses. Fringe Benefit Analysts sells insurance programs and policies primarily offered by four major carriers: Altius Insurance, United Health Care, Intermountain Health Care and Regence Blue Cross. Additionally, dental, long term care and disability insurance coverages are offered on a group basis. The fees are standard commissions as set by the providers themselves. A typical range for commissions in form of percentages would be 2-12%. Copies of our contracts with these providers have been filed as exhibits to this registration.

         The primary markets for each of the above listed products are for small to medium sized companies located in the intermountain west. The size may vary from as few as 2 employees to companies with an employee base as large as 300 or more. The typical client will have between 10 to 100 employees. This is the primary niche that FBA has focused upon.

Belsen Getty
------------

         The principal products for the Belsen Getty subsidiary of Prime is that of Investment Advisory Services. The advisory services include the construction and management of financial portfolios for clients. Clients consist of pension and 401(k) plans for approximately 50 small to medium companies and approximately 300 individual clients. Financial planning and retirement modeling services are also offered as well as general financial management counseling for individuals and emerging companies.

         The compensation for advisory services are derived on a fee basis. The fee ranges from 50 basis points to 125 basis points per year depending on the size of the portfolio being managed and the services provided. There are no commissions paid on investment products and the assets are held by third party custodians.

         Belsen Getty is not associated with any broker/dealer and does not share brokerage commissions. On isolated occasions, Belsen Getty may earn insurance commissions, but these would be less than 3% per year of total revenues.

         The markets Belsen Getty operates in are similar in scope to the niche discussed in the FBA product section. Typically, pension and 401(k) plans for companies with employees of 10 to 200 are targeted. On the individual portion of the business families or persons having investable assets in excess of $250,000 are the primary market for portfolio and financial management.

Competition
-----------

Fringe Benefit Analysts
-----------------------

         FBA is exposed to competition to the same degree and manner as most small independent insurance agencies in the relevant market writing primarily group health and related disability insurance and some "key man" life policies. FBA perceives that it may receive some benefit from its referral relationship to Belsen Getty, but otherwise has no unique competitive advantage.

         It appears to FBA that there is a significant competitive advantage to larger insurance companies arising from apparent economies of scale which often allows them to provide similar products and services at lower costs or offer collateral advisory and planning services which FBA cannot directly match. This competition from large insurance carriers should be considered a material risk factor.

Belsen Getty
------------

         Belsen Getty does not believe there is any unique or particular competitive risks to the services it provides. Various large insurance and brokerage companies, accounting and law firms provide related planning and consulting services to individuals and businesses related to health, pension and profit sharing programs, as well as capital funding alternatives. There is perceived by Belsen Getty some competitive advantage to large competitors which, because of economies of scale, may be able to provide these care services at lower cost or provide free collateral services or products. Belsen Getty regards the planning and consulting divisions of major financial institutions such as Merrill Lynch, Morgan Stanley & Co. and other major broker/dealers providing financial planning services to be its primary competitors. There is also a growing trend for banks to also provide these services and products.

Major Customers or Providers
----------------------------

Fringe Benefit Analysts
-----------------------

         FBA does not have any customer accounting for over 4% of its revenues and is not believed to be dependent on any major client. It should be noted, however, that there are essentially four companies in the current operating area who supply almost all the insurance products as sold by FBA. These companies are Intermountain Health Care through which FBA derives approximately 38% of its insurance revenues by value, Regence Blue Cross accounts for approximately 20%, Altius Insurance Company accounts for approximately 11% and United Health Care accounts for approximately 11% of the Prime revenues by value.


Belsen Getty
------------

         Belsen Getty regards its client base as quite broad and diversified and does not believe it is unduly dependent or at risk in the reliance upon any major client or client group.

Number of Persons Employed By Prime
-----------------------------------

         Prime currently has no full-time employees. Mr. Limpert acts as an advisor and Mr. Terry Deru as a part-time manager. As noted earlier, Mr. Scott Deru and Mr. Terry Deru will only devote so much of their time as they deem necessary and adequate to the discharge of general corporate affairs, but intend to devote most of their time to the day-to-day operations of the subsidiary income producing entities. It is intended that Mr. Andrew Limpert will primarily discharge the day-to-day affairs and reporting requirements required by Prime, such as maintaining current on filings required under the Securities and Exchange Act of 1934, tax and other governmental filings, and other management responsibilities related to the operation of its two subsidiary companies.

         Belsen Getty currently has seven full-time employees and one part-time employee. Approximately four of these employees are engaged in general office management and supervisory roles while the remainder of the employees are primarily engaged in marketing, implementation and servicing of the various financial and business planning services and administration provided for individuals, corporations, and 401(k) and other pension plans by the company. Mr. Terry Deru acts as the General Manager for this limited liability company and also is the principal officer in charge of the supervision and operation of the investment advisory services provided by Belsen Getty.

         Fringe Benefit Analysts currently has seven full-time employees and one part-time employee and twenty sub-agents who act as independent insurance contractors and agents. Of these individuals, approximately four are primarily devoted to day-to-day management of the operations of Fringe Benefit Analysts and the balance of the employees are primarily engaged in providing the actual placement, supervision and administration of insurance policies and claims. Mr. Scott Deru acts as the General Manager for the limited liability company and is primarily in charge of the approval and issuance of policies, coordination with Belsen Getty and other general administrative services. Mr. Scott Deru acts as an assistant in these principal executive areas as an Assistant Manager. In the event of the successful completion of this offering, either as a minimum or maximum offering, Fringe Benefit Analysts would intend to expand the administrative staff by approximately one person and would intend to acquire an undetermined number of additional insurance sales agents.

         All salaries and other expenditures in both Belsen Getty and Fringe Benefit Analysts entities are accrued and paid by Prime.

Government Regulation of Business and Approval of Products
----------------------------------------------------------

         The insurance products sold by FBA are primarily subject to government regulation on a state level and to a lesser extent by federal regulation. In particular, FBA must be licensed within the state of Utah as a licensed insurance company and its agents must be licensed as insurance sales persons. This licensure requires annual filings and reports to the state of Utah by Fringe Benefit Analysts. There are additional federal regulations on the sale and placement of insurance policies, but which are not believed to have direct application on the day-to-day business of FBA in the sale of insurance policies and other related insurance products. The agents for FBA are also required to participate in continuing professional education and to pay an annual license fee to continue to be licensed as registered insurance sales agents within the state of Utah. FBA has been able to sell insurance products in surrounding jurisdictions by provisions allowing the sale of insurance products by agents licensed in the state of Utah in adjacent jurisdictions who can license in surrounding states by reciprocity.

         As part of the services provided by Belsen Getty, Mr. Terry Deru, is a Certified Financial Planner and a Registered Financial Consultant. These designations are not licensed, but there are continuing professional educational requirements. Mr. Andrew Limpert is a registered investment advisor within the state of Utah and is required to pay an annual fee and file reports related to this profession. Mr. Limpert is also a Registered Financial Consultant.

         Other than the foregoing, particular licensing and registration requirements, Prime Resource, Inc. will be required to continue to file an annual corporate filing with the state of Utah to remain in good standing and may be required to make separate applications in various jurisdictions where it may do business in the future to be qualified as a foreign corporation. In the event of the successful completion of this registration statement, Prime Resource will also be required to file periodic reports with the Securities and Exchange Commission as to its accounting and business activities which are more particularly described below.

         It is not generally believed that the foregoing regulations will have a substantial adverse affect upon the viability or potential financial success of the company.

FBA Advantage Program
---------------------

         One particular aspect of the business of Fringe Benefit Analysts is the application of what is termed the "FBA Advantage" Program. The FBA Advantage program is a tool for employees and Human Resource Directors of small and medium size firms to obtain administration of employee benefit programs such as: 125(c) (Cafeteria) plans, COBRA administration, HIPAA administration, and Qualified Retirement Plan administration at a perceived cost savings. Implementation began in May 2002 and several components of the program are in the development stage.

Shared Employees
----------------

         Ms. Brenda Rogers acts as the Human Resource Director for both Belsen Getty and Fringe Benefit Analysts. She allocates her time approximately equally between the two entities. She is paid directly by Prime. Mr. Dale Harrell also acts as a Controller for both Belsen Getty and Fringe Benefit Analysts. He allocates approximately one-half of his full-time employment to each entity. He is also paid directly by Prime.

Environmental Compliance
------------------------

         Prime and its operating subsidiaries are not deemed to be engaged in business endeavors which have significant environmental impacts or implications. To the extent necessary, Prime and its subsidiaries will comply with any necessary and required environmental regulations, but are not presently aware of any environmental regulations which have directly impacted their business or require direct regulatory compliance.


Special Characteristics and Risk Factors
----------------------------------------

         As briefly noted under the Risk Factors Section, Prime will continue in the event of the close of this offering to be substantially owned by its existing management group. As a result of this ownership, those purchasing shares in the offering should not have any reasonable expectation that they will be in a position to influence the election of directors, direction of the company or implement policy decisions through their share position and voting power.

         Further, the nature of financial planning and the collateral insurance services provided has historically been a direct contact business built substantially upon personal reputation and contacts. As a result, there will remain a risk that if the present management of the company does not continue their association with the company, that the company may not be able to continue to properly engage in its present business activities. Further, there remains a significant risk that even with the anticipated additional capital from this offering, this type of business may not be able to be expanded significantly through the infusion of capital due to the highly personal nature of the contacts required and the services to be provided.

Reports to Security Holders
---------------------------

         In the event of the successful completion of this offering, Prime believes that it will become a limited reporting company under the Securities and Exchange Act of 1934 (34' Act) and be required to register under the 34' Act as a 15(d) company. In this capacity, it will be required to file an annual report on Form 10-KSB discussing all of its management, business and accounting activities on an annual basis. The company currently functions on a calendar year basis. In addition to the annual report, Prime will also be required to file quarterly reports at the end of each quarter other than the final quarter of the year in which the annual report will be substituted for a quarterly report. These reports will be filed on form 10-QSB and discuss generally the unaudited accounting information for the company for the quarter and any material events or changes in business activities or management.

         Because Prime is not believed to be required to become a 12(g) full reporting company for the foreseeable future, it will not be under an obligation to mail annual reports to shareholders; however, the present intended policy of the company is to disseminate such annual report related to any shareholder meeting. It should also be noted the company is not believed to be subject to the filing of formal proxy materials with the SEC as a 15(d) company. In the future, the company, whether or not it meets the requirements to require filing as a 12(g) full reporting company, may elect to become a full reporting company to complete various registrations on NASD sponsored over-the-counter markets, but which filings are not presently anticipated.

         Any person may read and copy reports filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain further information by calling the public reference room at 1-800-SEC-0330. The company also intends to continue its electronic file and each of the public reports filed by the company would be further available online at www.sec.gov.edgar. These reports will also be available from the company by shareholder request at any time as filed.



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
           -----------------------------------------------------------
Overview
--------

         Prime Resource, LLC, ("Prime") was dissolved in April 2002 and its assets transferred to Prime Resource, Inc. Prime LLC, historically, operated as a Utah limited Liability Company and was the owner of Belsen Getty, LLC, (Belsen Getty), and Fringe Benefit Analysts, LLC, (FBA). Prime, Inc. now continues in this same capacity. Belsen Getty provided investment management, financial planning and pension and retirement planning for various individual and business clients. FBA primarily acts as an insurance broker of health, life, dental and disability insurance coverages. Belsen Getty and FBA concentrate their business activities within the state of Utah, although both have a limited number of clients throughout the Western United States. During the two year period ended December 31, 2001, Prime did not engage in any other direct business activities in addition to those conducted through its two wholly owned subsidiaries.

         On April 5, 2002 when Prime was substantially reorganized as a Utah corporation, each prior member exchanged membership interest in Prime for an agreed upon sharehold interest in the corporation. All of the attached and referenced annual accounting predates this reorganization. The subsidiary operating entities, Belsen Getty and FBA, remain as wholly owned limited liability companies.

         Consistent with its historical and ongoing legal structure, Prime's operating segments have been and will continue to be aligned based on the nature of the products and services offered through the operating subsidiaries. These segments include:

         *     Asset Management - Belsen Getty
         *     Insurance Products - FBA
         *     Other -  Belsen Getty & FBA


Results of Operations

Year ended December 31, 2001 compared to the year ended December 31, 2000
-------------------------------------------------------------------------


Revenues

Prime's revenues, by reportable segment were as follows:


                                                       Year Ended December 31st
                                                       ------------------------
                   Segment                             2001               2000
                   -------                             ----               ----

Insurance Products(Commissions)                      $1,557,246      $1,498,016

Asset Management (Advisory Fees)                     $  449,031      $  707,537

Interest and Dividends                               $   15,204      $    7,716
                                                  --------------  --------------

                                                     $2,021,481      $2,213,269

         Asset management revenues in 2001 decreased $258,500, or 36.5 percent, compared to the prior year. The Company's revenues in the Asset Management segment are earned based on an agreed-upon percentage of the fair market value of investments under management and are calculated on a monthly basis. The average fee percentage on assets under management remained relatively consistent between the two years. Total financial advisory fees dropped in 2001 due to a substantial decrease in the average fair value of assets under management in the year 2001 versus 2000, caused by a general downturn in the value of marketable securities throughout the stock market. In addition, a former member of Prime's and manager in Belsen Getty was terminated near the end of December of 2000. Certain Belsen Getty clients serviced by the former manager followed him to his new firm resulting in a decrease of fee revenues in 2001 of approximately $150,000.

         Insurance product sales increased $59,200 or 4.0 percent due primarily to insurance premium increases and the resultant commission increase.

         Interest and dividends on a Company-wide basis was higher in 2001 due to larger amounts invested in marketable securities and cash equivalents in 2001, as compared to 2000.

Operating Expenses
------------------

         Total operating expenses increased $100,400 or 5.1 percent in 2001, compared to the prior year. The net increase was primarily due to increases in commission paid and compensation and benefits totaling $57,900 and $50,600, respectively, offset by an approximate $26,000 decrease in general and administrative expense. Compensation and benefits increased due to a one-time $100,000 compensation settlement paid to a former member in the first quarter of 2002, but accrued as of December 31, 2001. Commissions expense increased in 2001 compared to the prior year due to premium inflation and the resultant commission increases, as well as the addition of new clients by outside agents.

Net Income Loss

         As a result of the foregoing factors Prime realized a net loss of $36,645 in 2001 as contrasted to net income of $255,000 in 2000.

Six-month period ended June 30, 2002 compared to the six-month period ended June 30, 2001
--------------------------------------------------------------------------------

Revenues
--------

         Prime's revenues by reportable segment were as follows:

                                                                                   Percentage
                                                                                     Change
                                      Three-months ended June 30th                 (Rounded)
                   Segment                      2002                   2001
                   -------                      ----                   ----
Insurance Products (Commissions)          $    864,225           $    814,491           6%
Asset Management (Advisory Fees)               249,966                301,839         -17%
Interest and Dividends                           7,398                  7,198           3%
                                          --------------        ---------------
                                          $  1,121,589           $  1,123,528

         Insurance product sales for the six-months ended June 30, 2002 increased from the prior comparable period due to higher volumes in 2002.

         Asset management revenues for the six-months ended June 30, 2002 decreased marginally from the comparable prior six-month period due to a one-time commission earned in the first quarter of 2001 in connection with transferring management of a large pension account to an outside financial institution. Asset management fees were also negatively effected by a general decrease in the value of the stock market.

Operating Expenses
------------------

         Total operating expenses increased $288,214 or 31.3 percent, as compared to the prior six- month period. The increase is due to increases in compensation and benefits of $208,788 or 43.6 percent, and general and administrative expense of $82,809 or 87.2 percent from the prior comparable six-month period.

         The increase in compensation and benefits expense resulted from the issuance of a 26 percent membership interest in Prime (valued at $113,000) to an employee for advisory and organizational services rendered in connection with Prime's reorganization and registration with the SEC, and an increase in the base salary of such employee, partially offset by lower management salaries, resulting from the termination of a former member of Prime.

         The increase in general and administrative expense was due to legal and
accounting  fees  incurred  in  connection  with  Prime's   reorganization   and
registration with the SEC.

Income Tax Expense

         Although Prime realized a loss of $87,694 for the six-months ended June 30, 2002, Prime recognized income tax expense for the period resulting from pretax income for the three-months ended June 30, 2002, in connection with its conversion from a limited liability company to a taxable corporation effective April 4, 2002.

Net Income
----------

         The six-month period ended June 30, 2002 resulted in a net loss of ($107,495) compared to net income of $202,459 for comparable prior period. The loss in 2002 was primarily due to increased management salaries and other compensation and administrative costs related to the reorganization as described above. Further, the six-month period ended June 30, 2001 was positively impacted by one-time fees generated from transfers of customer pension accounts to other outside financial institutions.

Three-month period ended June 30, 2002 compared to the three-month period ended June 30, 2001
--------------------------------------------------------------------------------
Revenues

         Prime's revenues by reportable segment were as follows:


                                                                                   Percentage
                                                                                     Change
                                      Three-months ended June 30th                 (Rounded)
                   Segment                      2002                   2001
                   -------                      ----                   ----
Insurance Products (Commissions)           $   429,373           $    395,913          8%
Asset Management (Advisory Fees)               159,320                145,642          9%
Interest and Dividends                           5,453                  4,174         31%
                                          --------------        ---------------
                                           $   594,146           $    545,729

         Insurance product sales for the three-months ended June 30, 2002 increased from the prior comparable period due to higher volumes in 2002.

         Asset  management  fees  for  the  three-months  ended  June  30,  2002 increased from the prior comparable period due to increased brokerage fees resulting from placing new and existing customer accounts with an outside financial institution, offset in part by lower ongoing fees in connection with a general reduction in the value of the stock market.

Operating Expenses
------------------

         Total operating expenses increased $118,583 or 28.0 percent, as compared to the prior comparable quarter. The increase was due to increases in compensation and benefits of $104,932 or 52.5 percent. The increase in compensation and benefits expense resulted from increase in the base salary of a key employee and shareholder of Prime.

Income Tax Expense
------------------

         Prime recognized income tax expense for the first time in the second quarter of 2002, due to its conversion from a limited liability company to a taxable corporation, effective April 4, 2002.

Net Income

         In the quarter ended June 30, 2002 Prime realized net income of $32,244 compared to net income of $122,211 for the same quarter in 2001. Net income in 2002 was lower due to increased compensation and benefits expense along with the first-time recognition of income tax expense, partially offset by increased revenues from both insurance product sales and asset management fees.

Liquidity and Capital Resources
-------------------------------

         Historically, Prime's primary source of capital has been cash provided from operating activities. Net cash provided from operating activities totaled $146,700 and $239,000 for the years ended December 31, 2001 and 2000, respectively. Although Prime recognized a net loss in 2001, the net loss included noncash depreciation charges of $42,744 and other noncash charges totaling $4,100. Cash flows from operations in 2001 were further enhanced by changes in other operating assets and liabilities, including receivables collected related to prior year revenues of approximately $47,000, and net expenditures of $97,300 accrued in 2001, yet paid in a subsequent period. Cash flows from operations in 2001 were also adjusted downward for noncash interest income on notes receivable from related parties totaling $8,100.

         Cash flows from operations for the year ended December 31, 2000 started with net income of $255,500 but was increased by noncash depreciation of $39,600, and decreased by $88,300, primarily due to paying liabilities in fiscal 2000 for expenditures incurred in 1999.

         Cash used in investing activities totaled $205,700 and $63,200 for the years ended December 31, 2001 and 2000, respectively. The increase in 2001, compared to 2000, related to loans to members totaling $140,000, and investments in marketable securities totaling $51,100. Cash was used in both 2001 ($18,900) and 2000 ($46,800) for the purchase of equipment and vehicles.

         Cash used in financing activities totaled $134,200 and $199,300 in fiscal years 2001 and 2000, respectively. Cash used in financing activities was comprised primarily of member distributions, but also included $17,600 in payments on a note payable to a member during fiscal year 2000.

Six-month period ended June 30, 2002 compared to the six-month period ended June 30, 2001
--------------------------------------------------------------------------------

         Prime used ($39,709) and generated $171,125 in cash from operations during the six-month periods ended June 30, 2002 and 2001, respectively. Prime realized net income of $202,459 for the first half of 2001 versus a net loss of ($107,495) in the first half of 2002. Furthermore, cash used in operations during the first six-months of 2002 was negatively impacted by the settlement of wages paid to a former member in the amount of $100,000.

         Investing activities for the first six months of 2002 generated $180,962 in cash. However, investing activities for the first six months of 2001 used $192,442 in cash. Sources of cash in 2002 included repayments on receivables from members totaling $144,799 and proceeds from the sale of marketable securities in the amount of $51,140. In addition, during 2001, Prime advanced $147,000 to members. This use of cash in 2001 was partially offset by a $20,000 repayment on a loan from a related party.

         Prime used $48,000 in cash in financing activities during the first six months of 2002, resulting from a one-time buy out of a former member, partially offset by proceeds from repayments of loans to members totaling $52,000.

Balance Sheet Data
------------------

         The following summarizes Prime's assets, liabilities, and members' equity as of June 30, 2002, December 31, 2001 and December 31, 2000:


                                        June 30, 2002
                   Assets                (Unaudited)      December 31, 2001    December 31, 2000
                   ------                -----------      -----------------    -----------------
Current assets ...............            $263,912            $185,200             $391,900
Property and equipment, net ..             119,493             131,300              167,200
Other ........................             128,557             263,600              101,500
                                          --------            --------            --------
Total assets .................             511,962             580,100              660,600


Liabilities and members equity
                                                                                   --------
Current liabilities ..........             202,244             345,200              147,500
Other liabilities ............              83,875              15,600               14,900
Members'& stockholders' equity             225,843             219,300              498,200
                                                              --------             --------

Total liabilities, members' &
shareholders' equity .........            $511,962            $580,100             $660,600



         Current assets as of December 31, 2001 decreased by $206,700 or 52.7 percent from the balance at December 31, 2000. The decrease was primarily due to a reduction in cash of $193,200 to pay for operations, settlement of a wage claim with a prior employee and advances to members of $140,000; a decrease in accounts receivable of $47,300 due to a change in the Company's billing process for investment advisory services, whereby such services were billed in arrears during 2000, versus in advance as in 2001; partially offset by an increase in marketable securities in 2001 totaling $50,100.

         Current assets increased between June 30, 2002 and December 31, 2001 by $78,635 or 42.5 percent. The increase in current assets was primarily due to an increase in cash of $93,253 resulting primarily from collections on receivables from members.

         Net  property  and  equipment   decreased   primarily  due  to  routine
depreciation and disposals, offset by purchases of equipment.

         Other assets increased between December 31, 2001 and 2000 by $162,100 or 160 percent due to advances to members in 2001. The decrease between June 30, 2002 and December 31, 2001 resulted from repayments of such advances during the first quarter of 2002.

         Current liabilities increased between December 31, 2001 and 2000 by $197,700 or 134 percent due to obligations stemming from a settlement with a former member in connection with Prime's buy-out of the former member's share of the Company. Such liabilities subsequently decreased between June 30, 2002 and December 31, 2001 as Prime paid the obligations during the first quarter of 2002.

The Offering
------------

         Prime does not believe it would need to complete this public offering to continue to meet its liquidity needs, based on the historical level of operations of Prime. However, management does not believe there is sufficient net revenues to fund meaningful growth in Prime. If successful with the offering of stock in connection with this registration statement, Prime intends to use the proceeds of the offering for the expansion of its business facilities and short-term marketing efforts as generally outlined in this offering. See Use of Proceeds.

         It is possible that the anticipated proceeds of this offering will not be sufficient to support any significant increase in revenues or income to Prime, in which event, future valuation of shares purchased by investors in this offering may not be enhanced. Each prospective investor should consider the possibility that revenues may not be significantly increased by the capital from this offering. See discussion of Risk Factors and Use of Proceeds.

Market Risks and Management Policies
------------------------------------

         Management is not aware of any particular market risk factors related to the Company's products and services, such as any specific environmental risks or other governmental regulation. Further, at the present time, Prime does not have any foreign market or currency exposure. Fringe Benefit Analysts is subject to continuing regulations as an insurance agency where it operates and certain principals of Belsen Getty are subject to regulation as investment advisors and licensed financial planners.

         Prime has historically had a policy of lending funds to owners and employees which may have a future adverse impact on capital or liquidity to the extent it may lower funds available for working capital, or a loss of capital in the event of default. To date no related party loan has defaulted and the company has earned what it believes to be reasonable market interest on all such loans. Loans to management will now be prohibited under the Sarbanes-Oxley Act in public companies. See "Related Party Transactions".

New Accounting Pronouncements
-----------------------------

         In June, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and Statement No. 142 (FAS
142), Goodwill and Other Intangible Assets.

         FAS 141, effective June 30, 2001, required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting; the use of the pooling-of- interests method of accounting is eliminated. FAS 141 also establishes how the purchase method is applied for business combinations completed after June 30, 2001. This guidance is similar to previous generally accepted accounting principles (GAAP); however, FAS 141 establishes additional disclosure requirements for transactions occurring after the effective date.

         FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized through the income statement. Effective January 1, 2002, goodwill amortization expense ceased and goodwill will be assessed for impairment at least annually at the reporting unit level by applying a fair-value-based test. FAS 142 also provides additional guidance on acquired intangibles that should be separately recognized and amortized, which could result in the recognition of additional intangible assets, as compared with previous GAAP.

         Prime has no business combinations prior to the issuance of FAS 141 or FAS 142, which resulted in the recognition of goodwill, accordingly, neither of these statements will have an effect on the current financial statements of the Company.

         There are other new accounting standards (such as FAS 143 on Accounting For Asset Retirement Obligations; and FAS 144 on Account for Impairment or Disposal of Long Lived Assets) which do not have present applications, but may be important to the Company's future operations and accounting.




                             DESCRIPTION OF PROPERTY
                             -----------------------

         Prime and its operating subsidiaries previously leased commercial space for their operations at 22 East First South, 4th Floor, Salt Lake City, Utah from Brownstone Associates LLC. Scott Deru and Terry Deru were prior owners in Brownstone Associates through December 31, 2001 along with Mr. William Campbell, who was a prior owner in Prime LLC. Prime now considers its current lease, described below, to be with a fully unrelated party. Mr. Campbell continues as the principal owner of Brownstone, but has no ownership or affiliation with Prime. Prime leased approximately 2,800 square feet in the Brownstone until August, 2002. The prior gross monthly lease payment was $3,976 per month. The lease was terminated by notice without penalty effective August 16, 2002.

         Commencing August 16, 2002 Prime and its subsidiaries lease space in the Brickyard Tower in Salt Lake City, Utah. The exact address is 1245 East Brickyard Road, Suite 590, Salt Lake City, Utah 84106. This is a five year lease with a base rental amount of $4,588.58 per month. The company will occupy approximately 3,239 square feet.

         Belsen Getty's current office space in the Brickyard Tower consists of two conference rooms, a reception area, four individual offices, a large area with six cubicles, a workroom, file room and kitchen area.

         Total current monthly direct costs of operating the present physical facilities, which includes rent, utilities and other overhead expenses, is approximately $4,588.58 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         o To date none of the management has had any independent determination of the reasonableness or amounts of compensation or benefits, such as shares issued to management or salaries, and it is not likely there will be any independent review of such matters in the future as the management, the Board and the principal owners are substantially the same persons.

         o The Company has historically made and received loans and advances from owners and employees without independent Board review. As of December 31, 2001, there was approximately $50,000 owed to Prime by Andrew Limpert; Mr. Scott Deru and Mr. Terry Deru had outstanding loans owing of $70,000 each, but which are off-set by two loans to Prime by the Derus each for $100,000, totaling $200,000. The notes payable to the company are demand notes, bear single annual interest (APR) of 4 1/2% and the note receivable also has an APR of 4 1/2% and is a demand note. Under the provisions of the recent Sarbanes-Oxley Act, Prime will discontinue immediately, as a prospective public company, any loans to officers, directors or employees.

         o The current lease arrangement which terminated August, 2002 was entered by Prime with a previously affiliated party, Mr. William Campbell, and could not thereby be considered arms length. The terms of this lease are discussed at page 49 of this Prospectus under Description of Property.

         o Each of the principal officers of Prime have received shares and interest in Prime based primarily upon the contribution of their prior intangible business interest in Prime LLC and other intangible assets which are not capable of exact evaluation. As a result, each of the present principal owners of Prime may be deemed to hold shares and interest in the company which were not determined through any arm's length transaction or independent determination of value.

         o Messrs. Terry Deru, Scott Deru and Andrew Limpert would be considered founders and promoters of the current Prime Resource, Inc. As such, Scott Deru contributed his interest in the prior Prime LLC for his approximate 36% stock interest in Prime; Terry Deru has contributed his interest in Prime LLC for an approximate 36% stock interest; and Mr. Limpert has contributed his interest in Prime LLC for an approximate 27% stock interest in Prime. None of these transfers by the promoters can be considered independent or arms-length transactions.

         o The company is not aware of any further transactions which would require disclosure under this section by the company and any affiliated party.



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

Market Information
------------------

         Our common stock is not traded on any exchange. We plan to seek a listing on the Electronic Bulletin Board, OTCBB, once our registration statement has become effective. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

Current Shareholders
--------------------

         As of April 5, 2002, there were four holders of record of our common stock as described in the management section.

Dividends
---------

         We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.





                                       50

                             EXECUTIVE COMPENSATION
                             ----------------------

HOURLY COMPENSATION, LONG TERM COMPENSATION


Name and Principal         Year       Salary(1)     Bonus(2)    Other Annual    Restricted     Securities       LTIP        Other3
Position                                                        Compensation     Stock         Underlying       Payouts     (Loans)
                                                                                Awards(s)      Options


Mr. Terry Deru,            2001       $262,000       --            $65,000         --              --            --         $70,000
President                  2000        208,341       --              --            --              --            --           --
                           1999        122,236       --              --            --              --            --           ---
Mr. Scott Deru,,           2001       $240,000       --            $65,000         --              --            --         $70,000
Secretary                  2000       $212,000       --              --            --              --            --           --
                           1999       $165,242       --              --            --              --            --           ---
Mr. Andrew Limpert,        2001       $118,000       --              --            --              --            --         $50,000
Treasurer                  2000        60,479        --              --            --              --            --           --
                           1999        65,613        --              --            --              --            --           --


         To date, directors have not been paid any compensation for attendance at Board of Directors meetings. It is anticipated that as soon as revenues would justify such expenditure, Directors will be paid a per diem payment of $500 for attending each Board of Directors meetings.

         (1) Historically, the principals of Prime Resource LLC have taken draws equal to a salary compensation of $240,000 per year in the case of Mr. Scott Deru, and $240,000 for Mr. Terry Deru. Mr. Terry Deru received $262,000 in 2001, but will receive $240,000 in 2002. Mr. Limpert was paid compensation of $118,000 in 2001, which will increase to $165,000 this year and $210,000 in 2003. The officers have decided under the new corporate structure of Prime Resource to fix their salaries at these levels as evidenced by an employment contract, earlier discussed under "Remuneration of Officers and Directors". The most essential term of such contract is that the company may terminate the employment agreement, without cause, at anytime upon notice. If Prime is successful in completing this offering, the company may consider executive stock options or other incentive plans.

         (2) In addition to the foregoing salaries, Mr. Scott Deru and Mr. Terry Deru received a cash bonus distribution of $65,000 each in 2001.

         (3) In 2001 Mr. Terry Deru and Mr. Scott Deru each borrowed $70,000 from Prime on a demand note basis. These amounts remain outstanding, but are off-set by $100,000 demand notes each owed by Prime to Mr. Scott Deru and Mr. Terry Deru. The interest on these notes is 4.5% APR. Mr. Limpert has borrowed $50,000. This loan is a demand note with interest payable at the time of demand at 4.5% APR.

The company presently does not have any stock option or other warrant or stock option plan, but would deem it may adopt such a plan subsequent and in the event of the successful completion of this offering.

                              FINANCIAL STATEMENTS



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)


                              FINANCIAL STATEMENTS
                                      with
                      INDEPENDENT AUDITORS' REPORT THEREON

                     Years Ended December 31, 2001 and 2000
                and Interim Period to June 30, 2002 (unaudited)



                                    CONTENTS


      Independent Auditors' Report                                                               55

      Financial Statements:

                Consolidated Balance Sheets                                                      56

                Consolidated Statements of Operations
                     Years Ended December 31, 2001 and 2000                                      57

                Consolidated Statements of Operations and Comprehensive Income (Loss)
                     Years Ended December 31, 2001 and 2000                                      58

                Consolidated Statements of Operations
                     Three-Months Ended June 30, 2002 and 2001 (Unaudited)                       59

                Consolidated Statements of Operations
                     Six-Months Ended June 30, 2002 and 2001 (Unaudited)                         60

                Consolidated Statements of Cash Flows                                            61

                Consolidated Statements of Members' and Stockholders' Equity                     62

      Notes to Consolidated Financial Statements                                              63-72


                          INDEPENDENT AUDITORS' REPORT





To The Board of Directors
Prime Resource, Inc. and subsidiaries
(formerly Prime Resource, LLC and subsidiaries)



We have audited the accompanying consolidated balance sheets of Prime Resource, LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and members' equity, consolidated operations and comprehensive income (loss), and consolidated cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prime Resource, LLC and subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


Carver Hovey & Co.

Layton, Utah
March 29, 2002, except for Note 9,
   as to which the date is April 5, 2002



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)




                           CONSOLIDATED BALANCE SHEETS



                                                                                                                June 30,
ASSETS                                                                       December 31,     December 31,            2002
                                                                                 2001            2000              (unaudited)
                                                                             -----------      -----------         -----------
    Current Assets:


       Cash and cash equivalents                                          $  32,102            $ 225,321           $ 125,355
       Accounts receivable                                                   99,287              146,570             126,105
       Available-for-sale securities                                         50,125                 --                  --
       Current portion of notes receivable, related parties                   3,763               20,000               3,763
       Deferred income taxes                                                   --                   --                 8,689
                                                                          ---------            ---------           ---------
                                                                            185,277              391,891             263,912


    Property and equipment, net of accumulated depreciation
       of $123,440, $100,211 and $68,058 at June 30, 2002,
       December 31, 2001 and 2000, respectively                             131,283              167,216             119,493
    Other assets                                                              8,516                8,516              13,104
    Advances and notes receivable from related parties,
       excluding current portion                                            255,052               92,992             115,453
                                                                          ---------            ---------           ---------

                                                                          $ 580,128            $ 660,615           $ 511,962
                                                                          =========            =========           =========


LIABILITIES, MEMBERS' AND STOCKHOLDERS' EQUITY
    Current Liabilities:
       Trade accounts payable                                             $  16,659            $   5,706           $  51,245
       Accrued compensation, commissions and benefits                       228,567              141,806             138,456
       Income taxes payable                                                    --                   --                12,543
       Member distribution payable                                          100,000                 --                  --
                                                                          ---------            ---------           ---------
                                                                            345,226              147,512             202,244

    Notes payable to related parties                                         15,579               14,905              67,928
    Deferred income taxes                                                      --                   --                15,947
                                                                          ---------            ---------           ---------
                                                                            360,805              162,416             286,119
                                                                          ---------            ---------           ---------

  MEMBERS' EQUITY

    Members' equity                                                         220,338              498,199                --
    Accumulated other comprehensive loss                                     (1,015)                --                  --
                                                                          ---------            ---------           ---------
                                                                            219,323              498,199                --
                                                                          ---------            ---------           ---------

  STOCKHOLDERS' EQUITY
    Common stock - no par value;  authorized 50,000,000 shares;
       issued and outstanding 2,800,000 shares in 2002                         --                   --                  --
    Additional paid-in capital                                                 --                   --               197,763
    Retained earnings                                                          --                   --                28,080
                                                                          ---------            ---------           ---------
                                                                               --                   --               225,843
                                                                          ---------            ---------           ---------

                                                                          $ 580,128            $ 660,615           $ 511,962
                                                                          =========            =========           =========


                 See accompanying notes to financial statements

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                     Years Ended December 31, 2001 and 2000




                                                                                          2001                2000
                                                                                      -----------         -----------
    REVENUES
       Commissions                                                                    $ 1,557,246         $ 1,498,016
       Investment advisory fees                                                           449,031             707,537
    Interest and dividends                                                                 15,204               7,716
                                                                                      -----------         -----------
                                                                                        2,021,481           2,213,269

     EXPENSES
       Commissions                                                                        538,510             480,565
       Compensation and benefits                                                        1,130,418           1,079,865
       General and administrative                                                         230,205             256,405
       Occupancy and equipment                                                            115,575             100,122
       Interest                                                                               674                 662
       Depreciation                                                                        42,744              40,150
                                                                                      -----------         -----------

                                                                                        2,058,126           1,957,769
                                                                                      -----------         -----------


     NET INCOME (LOSS)                                                                $   (36,645)        $   255,500
                                                                                      ===========         ===========


    PROFORMA COMPENSATION AND BENEFITS, assuming the reorganization and new compensation agreements described in Note 9 occurred on January 1, 2001 $
      1,222,418 $ -

    PROFORMA INCOME TAX BENEFIT,  assuming the reorganization  described
      in Note 9 occurred on January 1, 2001                                                51,458               --


    PROFORMA NET LOSS,  assuming the reorganization  described in Note 9
      occurred on January 1, 2001                                                         (77,187)              --


    PROFORMA   BASIC  AND   DILUTED   LOSS  PER  SHARE,   assuming   the
      reorganization described in Note 9 occurred on January 1, 2001                       (.028)               --




                 See accompanying notes to financial statements

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)


      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)


                     Years Ended December 31, 2001 and 2000





                                                                                           2001                  2000
                                                                                    -------------         -------------
     REVENUES
       Commissions                                                                  $   1,557,246         $   1,498,016
       Investment advisory fees                                                           449,031               707,537
    Interest and dividends                                                                 15,204                 7,716
                                                                                    -------------         -------------
                                                                                        2,021,481             2,213,269


     EXPENSES
       Commissions                                                                        538,510               480,565
       Compensation and benefits                                                        1,130,418             1,079,865
       General and administrative                                                         230,205               256,405
       Occupancy and equipment                                                            115,575               100,122
       Interest                                                                               674                   662
       Depreciation                                                                        42,744                40,150
                                                                                    -------------         -------------

                                                                                        2,058,126             1,957,769
                                                                                    -------------         -------------

     NET INCOME (LOSS)                                                                    (36,645)              255,500


     OTHER COMPREHENSIVE INCOME -
       Net unrealized loss on securities available for sale                                 1,015                 --
                                                                                    -------------         -------------


     TOTAL COMPREHENSIVE INCOME (LOSS)                                              $     (37,660)        $     255,500
                                                                                    =============         =============



                 See accompanying notes to financial statements


                     PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    Three-Months Ended June 30, 2002 and 2001

                                   (Unaudited)

                                                                                       2002                  2001
                                                                                  -------------         -------------
     REVENUES

       Commissions                                                                $     429,373         $     395,913
       Investment advisory fees                                                         159,320               145,642
       Interest and dividends                                                             5,453                 4,174
                                                                                  -------------         -------------

                                                                                        594,146               545,729

     EXPENSES

       Commissions                                                                      141,070               133,118
       Compensation and benefits                                                        304,629               199,697
       General and administrative                                                        57,071                45,491
       Occupancy and equipment                                                           26,579                31,776
       Interest                                                                           1,745                   337
       Depreciation                                                                      11,007                13,099
                                                                                  -------------         -------------

                                                                                        542,101               423,518

     Income before income tax expense                                                    52,045               122,211

     Income tax expense                                                                  19,801                  --
                                                                                  -------------         -------------

     NET INCOME                                                                   $      32,244         $     122,211
                                                                                  =============         =============


    PROFORMA COMPENSATION & BENEFITS, assuming the reorganization and new
      compensation agreements described in Note 9 occurred on January 1, 2001     $     314,129         $        --


    PROFORMA INCOME TAX EXPENSE,  assuming the  reorganization  described

      in Note 9 occurred on January 1, 2001                                              16,187                  --


    PROFORMA NET INCOME, assuming the reorganization  described in Note 9
      occurred on January 1, 2001                                                        26,358                  --


    PROFORMA   BASIC  AND  DILUTED   INCOME  PER  SHARE,   assuming   the
      reorganization described in Note 9 occurred on January 1, 2001                       .009                  --



                 See accompanying notes to financial statements

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Six-Months Ended June 30, 2002 and 2001


                                   (Unaudited)

                                                                                          2002                  2001
                                                                                  -------------         -------------
     REVENUES
       Commissions                                                                $     864,225         $     814,491
       Investment advisory fees                                                         249,966               301,839
    Interest and dividends                                                                7,398                 7,198
                                                                                  -------------         -------------
                                                                                      1,121,589             1,123,528


     EXPENSES

       Commissions                                                                      266,262               261,222
       Compensation and benefits                                                        688,069               479,281
       General and administrative                                                       177,829                95,020
       Occupancy and equipment                                                           52,205                64,000
       Interest                                                                           1,746                   336
       Depreciation                                                                      23,172                21,210
                                                                                  -------------         -------------
                                                                                      1,209,283               921,069


     Income before income tax expense                                                   (87,694)              202,459

     Income tax expense                                                                  19,801                  --
                                                                                  -------------         -------------

     NET INCOME                                                                   $    (107,495)        $     202,459
                                                                                  ==============        =============


    PROFORMA COMPENSATION & BENEFITS, assuming the reorganization and new compensation agreements described in Note 9 occurred on January 1, 2001 $
      711,069 $ -


    PROFORMA INCOME TAX EXPENSE,  assuming the  reorganization  described
      in Note 9 occurred on January 1, 2001                                              42,064

    PROFORMA NET LOSS,  assuming the  reorganization  described in Note 9
      occurred on January 1, 2001                                                       (68,630)


    PROFORMA   BASIC  AND  DILUTED   INCOME  PER  SHARE,   assuming   the
      reorganization described in Note 9 occurred on January 1, 2001                     (.025)



                 See accompanying notes to financial statements

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  Six-Months        Six-Months
                                                                Year Ended       Year Ended          Ended              Ended
                                                                December 31,     December 31,   June 30, 2002       June 30, 2001
                                                                    2001             2000        (unaudited)          (unaudited)
                                                                ------------     ------------   -------------       -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                            $ (36,645)       $ 255,500        $(107,495)       $ 202,459
    Adjustments to reconcile net income (loss) to
      net cash provided by operations:
       Depreciation                                                 42,744           39,536           23,172           21,210
       Noncash compensation                                          2,409             --            114,859             --
       Loss on disposal of assets                                      980             --               --                980
       Interest expense on borrowings from member                      674             --                349              337
       Interest income on loans to related parties                  (8,113)            (759)          (3,991)          (2,627)
       Changes in operating assets and liabilities:
          Trade and other accounts receivable                       47,283           25,324          (26,234)         (11,545)
          Other assets                                                --               --             (4,588)            --
          Accounts payable                                          10,559          (22,788)          34,529           18,790
          Accrued liabilities and compensation                      86,762          (57,836)         (90,111)         (58,479)
          Income taxes payable                                        --               --             12,543             --
          Deferred income taxes                                       --               --              7,258             --
                                                                 ---------        ---------        ---------        ---------
       Net cash provided by (used in) operating activities         146,653          238,977          (39,709)         171,125
                                                                 ---------        ---------        ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of equipment                                         (18,865)         (46,741)         (11,325)         (15,864)
    Loans to related parties                                      (155,650)         (36,427)          (5,500)        (147,688)
    Principal payments from related party notes receivable            --               --            146,647             --
    Collections on loans to related parties                         20,000           20,000             --             20,000
    Proceeds from securities available for sale                       --               --             51,140             --
    Investment in securities available for sale                    (51,141)            --               --            (48,890)
                                                                 ---------        ---------        ---------        ---------
       Net cash provided by (used in) investing activities        (205,656)         (63,168)         180,962         (192,442)
                                                                 ---------        ---------        ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on note payable to a member                              --            (17,567)            --               --
    Notes payable to members                                          --               --             52,000             --
    Member buy-out                                                    --               --           (100,000)            --
    Distributions to members                                      (134,215)        (181,765)            --            (90,643)
                                                                 ---------        ---------        ---------        ---------
       Net cash used in financing activities                      (134,215)        (199,332)         (48,000)         (90,643)
                                                                 ---------        ---------        ---------        ---------

NET INCREASE (DECREASE) IN CASH                                   (193,219)         (23,523)          93,253         (111,960)

CASH AT BEGINNING OF PERIOD                                        225,321          248,844           32,102          225,321

CASH AT END OF PERIOD                                            $  32,102        $ 225,321        $ 125,355        $ 113,361
                                                                 =========        =========        =========        =========
SUPPLEMENTAL DISCLOSURE OF
     CASH FLOW INFORMATION
    Cash paid for interest                                       $    --          $   1,337        $    --          $    --
                                                                 =========        =========        =========        =========
SUPPLEMENTAL DISCLOSURE OF NONCASH
     INVESTING AND FINANCING ACTIVITY
    Accrual of distribution payable to a former member           $ 100,000        $    --          $    --          $    --
    Distribution of a portion of a note receivable from a
      related entity to members                                      7,000             --               --               --

    Unrealized loss on securities available for sale                 1,015             --               --               --

                 See accompanying notes to financial statements



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

          CONSOLIDATED STATEMENTS OF MEMBERS' AND STOCKHOLDERS' EQUITY

                        January 1, 2000 to June 30, 2002

                                                                                                 Additional
                                                 Members'              Common Stock                Paid in          Retained
                                                 Equity           Shares          Amount           Capital          Earnings
                                               ---------      -----------------------------     ------------      ------------



Balance at January 1, 2000                   $   424,465              --        $      --        $      --        $      --

Net income                                       255,500              --               --               --               --

Member distribution                             (181,766)             --               --               --               --
                                             -----------       -----------      -----------      -----------      -----------

Balance at December 31, 2000                     498,199              --               --               --               --

Net loss                                         (36,645)             --               --               --               --

Member distribution                             (241,216)             --               --               --               --
                                             -----------       -----------      -----------      -----------      -----------

Balance at December 31, 2001                     220,338              --               --               --               --

Net loss through date of  incorporation
    (April 4, 2002)(unaudited)                  (135,575)             --               --               --               --

Member contribution (unaudited)                  113,000              --               --               --               --

April 4, 2002  reorganization  from
    a limited liability company to
    a corporation (unaudited)                   (197,763)        2,800,000             --            197,763             --


Net income  from April 4, 2002  through
    June 30,  2002 (unaudited)                      --                --               --               --             28,080
                                             -----------       -----------      -----------      -----------      -----------

                                             $      --           2,800,000      $      --        $   197,763      $    28,080
                                             ===========       ===========      ===========      ===========      ===========


                 See accompanying notes to financial statements

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Prime Resource, LLC, (The Company) is a Limited Liability Company and 100 percent owner of Belsen Getty, LLC, (Belson Getty), and Fringe Benefits Analysts, LLC, (FBA), with offices in Salt Lake City and Layton, Utah, respectively. Belsen Getty is a fee-only financial management firm, providing investment advice to high-wealth individuals and employee groups in connection with company retirement plans. FBA sells group and employee benefit products, primarily health insurance, to employers and individuals throughout Utah.

Reorganization

Effective December 31, 2001, the Company entered into a settlement agreement involving the transfer of the membership interest from a former member to current and remaining members of the Company. The agreement required the Company to acquire the former owner's membership share in the Company in exchange for $100,000. The agreement further required the Company to pay compensation to the former member in 2001, also in the amount of $100,000. Such compensation expense is reflected in salaries and wages in the accompanying statement of operations for the year ended December 31, 2001. A total obligation of $200,000 for amounts payable to the former member in connection with the reorganization is reflected in the accompanying consolidated balance sheet as of December 31, 2001. The acquisition of the former member's share had no other effect on the recorded assets and liabilities of the Company. Basis of Financial Presentation

The accompanying consolidated financial statements include the accounts of Prime Resource, LLC, and its wholly owned subsidiaries, Belsen Getty, LLC and Fringe Benefits Analysts, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures as of the date of the balance sheet and revenues and expenses for the period. Actual results could significantly differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking and money market accounts. For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Available for Sale Securities

Available for sale securities are recorded at fair value. Unrealized holding gains or losses on available for sale securities are reported as a separate component of member's equity until realized. A decline in the market value of the securities below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Reinvested dividends increase the basis of the related investments.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of depreciable assets as follows:

                                                                       Years
                                                                       -----
                  Automobiles                                             5
                  Furniture & equipment                                   7
                  Computer software & equipment                         3-5

Income taxes

The Company is taxed similar to a partnership. Accordingly, the accompanying consolidated statements of operations do not reflect provisions for income taxes, inasmuch as such income tax liability is the responsibility of the individual members.

Revenue Recognition

The Company generates revenues from two primary sources, commissions on the sale of insurance and fees on the provision of investment advice.

Fees from the provision of investment advice are billed and earned based on an agreed upon percentage of the fair value of investment portfolios under management. Such fees are typically one percent per year, and are calculated and billed on a monthly basis at one twelfth of one percent of the fair value of investments under management as of the beginning of each calendar month, and are recognized as revenue in the month billed.


                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Pronouncements

Revenues, in the form of commissions, are earned on brokered sales of group and individual health insurance products under agency marketing agreements with applicable health insurance providers. Commissions are generally collected on a monthly basis and are recognized as revenue in the month for which the related insurance premiums apply. Commissions earned by the Company are split, at management's discretion, between the Company and its licensed agents, on a case-by-case basis. The Company recognizes the full amount of commissions received under its agency agreements as commission revenue and the portion paid to its licensed agents as commission expense.

In June, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and Statement No. 142 (FAS 142), Goodwill and Other Intangible Assets.

FAS 141, effective June 30, 2001, required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting; the use of the pooling-of-interest method of accounting is eliminated. FAS 141 also establishes how the purchase method is applied for business combinations completed after June 30, 2001. This guidance is similar to previous generally accepted accounting principles (GAAP); however, FAS 141 establishes additional disclosure requirements for transactions occurring after the effective date.

FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized through the income statement. Effective January 1, 2002, goodwill amortization expense ceased and goodwill will be assessed for impairment at least annually at the reporting unit level by applying a fair-value-based test. FAS 142 also provides additional guidance on acquired intangibles that should be separately recognized and amortized, which could result in the recognition of additional intangible assets, as compared with previous GAAP.

Prime has no business combinations prior to the issuance of FAS 141 or FAS 142, which resulted in the recognition of goodwill. Accordingly, neither of these statements will have an effect on the current financial statements of the Company.

There are other new accounting standards (such as FAS 143 on Accounting for Asset Retirement Obligations; and FAS 144 on Account for Impairment or Disposal of Long-Lived Assets) which do not have present applications, but may be important to Prime's future operations and accounting.

Interim Financial Information

The accompanying unaudited interim consolidated financial statements have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB, and accordingly, do not include all of the information and footnotes required by

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------


Generally accepted accounting principles. In the opinion of management, these unaudited consolidated financial statements reflect all adjustments, which consist only of normal recurring adjustments, which are necessary to present fairly the Company's financial position, results of operations, and cash flows as of June 30, 2002, and for the three-month and six-month periods ended June 30, 2002 and 2001. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements, and notes thereto, for the year ended December 31, 2001.

The preparation of the interim consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expense for the period being reported. Actual results could differ from those estimates. The results of operations for the three-months and six-months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2002 or future annual periods.



NOTE 2 - SECURITIES AVAILABLE FOR SALE
--------------------------------------

Securities available for sale are comprised of investments in mutual funds. The amortized cost of securities available for sale and the gross unrealized loss on such securities at December 31, 2001, totaled $51,140 and $1,015, respectively. Dividends realized and reinvested in 2001 totaled $1,140. There were no investments in marketable securities, other than cash equivalents, during the year ended December 31, 2000.


NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment and related accumulated depreciation at December 31 consists of the following:

                                                    2001            2002
                                                -----------     -----------
        Furniture and equipment                 $   87,893      $   77,672
        Computer equipment and software             39,290          30,702
        Vehicles                                   104,368         127,353
                                                -----------     -----------
                                                   231,551         235,727
        Accumulated Depreciation                  (100,211)        (68,059)
                                                -----------     -----------
                                                $  131,340      $  167,668
                                                ===========     ===========

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 4  -   EMPLOYEE BENEFIT PLAN
---------------------------------

The Company has a defined contribution 401(K) plan and profit sharing plan. All employees who meet certain minimum requirements are eligible to participate in the plan. Employees may make contributions to the plan limited to the lesser of 15 percent of compensation or $7,000. Company contributions under both the 401(K) and profit sharing provisions of the plan are also discretionary. The Company's expense from contributions to the plan totaled $23,425 and $19,490, for 2001 and 2000, respectively.


NOTE 5 -  SEGMENT INFORMATION
-----------------------------

Information as to the operations of the Company's different business segments is set forth below. Segments are identified based on the nature of the products and services offered. The Company's reportable segments are asset management, insurance products and other. The asset management segment includes investment portfolio management services provided by Belson Getty. The insurance products segment includes employee health insurance brokerage services provided by FBA. Certain headquarters functions are included in the "other" segment. Income on Company-wide savings and investments is also included in "other".

The Company's segments use the same policies as those described in the "Summary of Significant Accounting Policies". The Company has no intersegment revenues or expenses and the intercompany accounts were eliminated.


                                   Asset Management                    Insurance Products
                            -------------------------------       ------------------------------

                                    Dec. 31,       Dec. 31,              Dec. 31,       Dec. 31,
                                      2001           2000                  2001          2000
                            -------------------------------       ------------------------------
Revenues                           $ 449,031      $707,537           $ 1,557,246    $ 1,498,016
Expenses                             816,310       836,449             1,186,614      1,092,935
                            -------------------------------       ------------------------------

Net Income (Loss)                 $ (367,279)    $(128,912)            $ 370,632      $ 405,081
                            ===============================       ==============================


                                 Other                             Consolidated
                            -------------------------------       ------------------------------

                                    Dec. 31,       Dec. 31,              Dec. 31,       Dec. 31,
                                      2001           2000                  2001          2000
                            -------------------------------       ------------------------------

Revenues                            $ 12,707      $  7,716           $ 2,018,984    $ 2,213,269
Expenses                              52,705        28,385             2,055,629      1,957,769
                            -------------------------------       ------------------------------

Net Income (Loss)                   $(39,998)     $(20,669)          $   (36,645)   $   255,500
                            ===============================       ==============================

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 5 -  SEGMENT INFORMATION (CONTINUED)
----------------------------------------


                                     Asset Management                    Insurance Products
                            -------------------------------       ------------------------------
                                     Three Months Ended                   Three Months Ended
                                    June 30,       June 30,              June 30,       June 30,
                                      2001           2000                  2001          2000
                                   (unaudited)   (unaudited)           (unaudited)   (unaudited)
                            -------------------------------       ------------------------------
Revenues                           $ 159,320      $145,642           $   429,373    $   395,913
Expenses                             194,934       152,662               292,833        264,468
                            -------------------------------       ------------------------------

Income (Loss) before tax          $ ( 35,614)    $(  7,020)          $   136,540    $   131,445
Income tax expense (benefit)        ( 13,550)         --                  51,948           --
                            -------------------------------       ------------------------------
Net Income (Loss)                    (22,064)    $(  7,020)               84,592    $   131,445
                            ===============================       ==============================



                                           Other                             Consolidated
                            -------------------------------       ------------------------------
                                     Three Months Ended                   Three Months Ended
                                    June 30,       June 30,              June 30,       June 30,
                                      2001           2000                  2001          2000
                                   (unaudited)   (unaudited)           (unaudited)   (unaudited)
                            -------------------------------       ------------------------------
Revenues                           $   5,453      $  4,174           $   594,146    $   545,729
Expenses                              54,334         6,338               542,101        423,518
                            -------------------------------       ------------------------------

Income (Loss) before tax          $ ( 48,881)    $(  2,214           $    52,045    $   122,211
Income tax expense (benefit)        ( 18,597)         --                  19,801          --
                            -------------------------------       ------------------------------
Net Income (Loss)                   (30,284)     $(  2,214)          $    32,244    $   122,211
                            ===============================       ==============================


                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000



NOTE 5 -  SEGMENT INFORMATION (CONTINUED)
-----------------------------------------



                                     Asset Management                    Insurance Products
                            -------------------------------       ------------------------------
                                       Six Months Ended                     Six Months Ended
                                    June 30,       June 30,              June 30,       June 30,
                                      2001           2000                  2001          2000
                                   (unaudited)   (unaudited)           (unaudited)   (unaudited)
                            -------------------------------       ------------------------------
Revenues                           $ 249,996      $301,889         $     864,225    $   814,491
Expenses                             414,682       319,325               450,275        518,115
                            -------------------------------       ------------------------------

Income (Loss) before tax          $ (164,716)    $( 17,486)          $   413,950    $   296,376
Income tax expense (benefit)        ( 13,550)         --                  51,948          --
                            -------------------------------       ------------------------------
Net Income (Loss)                   (151,166)    $( 17,486)          $   362,002    $   296,376
                            ===============================       ==============================



                                           Other                             Consolidated
                            -------------------------------       ------------------------------
                                       Six Months Ended                     Six Months Ended
                                    June 30,       June 30,              June 30,       June 30,
                                      2001           2000                  2001          2000
                                   (unaudited)   (unaudited)           (unaudited)   (unaudited)
                            -------------------------------       ------------------------------
Revenues                           $   7,398     $   7,198           $ 1,121,589    $ 1,123,528
Expenses                             344,326        83,629             1,209,283        921,069
                            -------------------------------       ------------------------------

Income (Loss) before tax          $ (336,928)    $( 76,431)          $(   87,694)   $   202,459
Income tax expense (benefit)        ( 18,597)         --                  19,801           --
                            -------------------------------       ------------------------------
Net Income (Loss)                 $ (318,331)    $( 76,431)          $(  107,495)   $   202,459
                            ===============================       ==============================





The Insurance Products segment does not have any customer accounting for over 4 percent of its revenues and is not believed to be dependent on any major client. However, there are essentially only four companies supplying health coverage in the current operating area which within the Company has agency marketing agreements.

Expenditures for long-lived assets were $21,777 and $46,740 for the years ended December 31, 2001 and 2000, respectively. All company assets are held in the United States of America. Assets held by each segment as of June 30, 2002, December 31, 2001, and December 31, 2000 are as follows:

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 5 -  SEGMENT INFORMATION (CONTINUED)
-----------------------------------------

                                 June 30,
                                   2002       December 31,    December 31,
                                (unaudited)       2001            2000
                               -----------    -----------     -----------
Asset Management                $   39,365      $  32,026       $  65,537
Insurance Products                 161,655         42,553          11,908
Other                               41,913        159,941         158,281
                               -----------     -----------     -----------
                                $  242,933      $ 234,520       $ 235,726
                               ===========     ===========     ===========



NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------

The carrying amount of certain financial instruments in the accompanying consolidated financial statements including: cash and cash equivalents, trade receivables, accounts payable, and accrued liabilities, approximate fair value due to the short-term nature of the instruments. The carrying value of notes receivable also approximate fair market value due to the short-term maturity of the notes or floating interest rates that approximate current market rates.

Securities  available  for sale at  December  31, 2001 and 2000 are set forth in
Note 2.


NOTE 7 - RELATED PARTY TRANSACTIONS
-----------------------------------

Notes receivable

The Company had notes receivable from employees and members totaling $258,815 and $112,992 as of December 31, 2001 and 2000, respectively. The accompanying consolidated statements of cash flows provide further information regarding investing activities with related parties.

Amounts due from employees and members were subject to the accrual of interest income at rates ranging from 4.5 to 4.9 percent. Interest income on amounts due from related parties totaled $8,113 in 2001 and $759 in 2000.

Note payable

The Company was indebted to a member, under a note payable, in the amounts of $15,579 and $14,905, as of December 31, 2001 and 2000, respectively. The note bears interest at 4.5 percent and is due on demand.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 8 - LEASE COMMITMENTS
--------------------------

The Company leases certain office space under agreements classified as operating leases. The space is leased from two entities that had certain common owners to those of the Company. Rent expense, under such leases, totaled $110,935 and $96,260 for the years ended December 31, 2001 and 2000, respectively.

In connection with the settlement agreement discussed in Note 1, effective December 31, 2001, the remaining members of the Company divested themselves of their ownership interest in Brownstone Associates, L.L.C., one of the two related entities the Company leased office space from during 2001 and 2000.

Future minimum payments required under all noncancellable lease agreements as of December 31, 2001 are as follows:

                     Year ended
                    December 31,
                    ------------
                    2002             $ 102,294
                    2003                72,765
                    2004                12,734
                                     -----------

                    Total            $ 187,793
                                     ===========



NOTE 9 - SUBSEQUENT EVENTS
--------------------------

In January of 2002, the Company and its members granted a 26 percent membership interest to an employee of the Company valued at $113,000, as an inducement to remain with the Company and for services to be rendered in connection with a planned reorganization, registration and offering of company stock. The 26 percent membership share of the Company issued to Mr. Limpert was accounted for as compensation expense and is included in "compensation and benefits" in the statement of operations for the quarter ended March 31, 2002. The value of the share of the Company issued to Mr. Limpert was based on the amount the Company was required to pay a former member for his 23 percent share of the Company, in connection with the Company's termination and buy-out of the member, effective January 1, 2002.

In March of 2002, the Company was paid approximately $144,000 in amounts due from members as of December 31, 2001 and advanced an additional $56,000 from those same members. The proceeds were used to satisfy a $200,000 obligation to a former member, which arose in connection with such member's termination.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 9 - SUBSEQUENT EVENTS (CONTINUED)
--------------------------------------


On April 5, 2002, the Company was reorganized from a limited liability company to a corporation. The Company was authorized to issue 50,000,000 shares of a single class of common stock with no par value. The Company issued 2,800,000 of such shares to existing members representing the entire ownership interest of the Company at the time of incorporation. As there was no change in control of the organization, the value of the stock, issued in the reorganization, was based on the book value of the predecessor organization of approximately $192,000, as of March 31, 2002. Accordingly, there was no change in the recorded book values of Company assets or liabilities due to the reorganization.

Also, in connection with the reorganization, the Company entered into three-year employment agreements with three of its executive officers.



NOTE 10 - INCOME TAXES (UNAUDITED)

Income tax expense is comprised of the following for the three-month period ended June 30, 2002:

                             Current           Deferred               Total
                          -------------      --------------      -------------

         U.S. Federal     $       9,492      $        7,258      $     $16,751
         State                    3,051                -                 3,051
                          -------------      --------------      -------------

                          $      12,543      $        7,258      $      19,801
                          =============      ==============      =============


Total income tax expense (benefit) for the three-month period ended June 30, 2002 differs from the amounts computed by applying the U.S. federal tax income rate of 34 percent to pretax income as a result of the following:

         Federal income taxes at statutory rate                 $      17,697
         State income taxes net of federal benefit                      1,737
         Deferred taxes relating to change in tax status               10,391
         Benefit of graduated rates                                   (10,217)
         Other non-deductible items                                       194
                                                                -------------

                Total                                           $      19,801
                                                                =============

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 10 - INCOME TAXES (UNAUDITED) (CONTINUED)
----------------------------------------------


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2002 are as follows:

         Deferred tax assets:
           Accounts receivable                                 $     (46,819)
           Accrued wages                                              36,396
           Accounts payable                                           19,112
                                                               -------------

                Total deferred tax assets                      $       8,689
                                                               =============

         Deferred tax liability - primarily due
           to differences  in  depreciation
           and amortization - noncurrent                       $     (15,947)
                                                               =============


Realization of the deferred tax assets depends on the Company's ability to generate sufficient future taxable income. Management believes that the Company will generate such future earnings and, accordingly, realize the benefit of the gross deferred tax assets. Therefore, management has not provided any valuation allowance.

The entity also changes tax status during the year, resulting in the deferred tax assets and liabilities being recorded in the continuing operations for the current period.




                   CHANGE IN ACCOUNTANTS AND ANY DISAGREEMENTS
                   -------------------------------------------

         Your  management  has  not  changed  its  independent   auditors  since
inception. Further, Prime has no conflict or disagreement with its current auditors concerning any accounting policies.

                          {OUTSIDE COVER OF PROSPECTUS}
                           ---------------------------

         This is a self underwriting not involving any broker/dealer. Each person contacted to invest in this offering will concurrently be given a copy of this prospectus. Unless otherwise advised, the prospectus will expire and should not be relied upon at anytime greater than six months after the effective date appearing on the cover page.

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24. Indemnification of Officers & Directors. Prime indicates that it has normal and customary indemnification provisions under its By-laws and Articles of Incorporation, as well as those generally provided by Utah law. It is believed these provisions would indemnify all officers and directors from any good faith mistake or omission in the performance of his or her duties including cost of defense. Such indemnity would not extend to intentionally wrongful acts including fraud, appropriation, self dealing or patent conflicts of interest. The Articles and By- Laws were being filed as Exhibit items.

         Item 25. Other Expenses of Issuance & Distribution. Prime does not know of any accrued or to be accrued expenses of issuance and distribution other than as outlined in the foregoing prospectus. The present estimates of offering expenses are incorporated as costs for registration, including: fees, legal, accounting, printing and miscellaneous in the aggregate amount of $45,000 are to be paid by the company ultimately from offering proceeds and are outlined below:


                             ESTIMATED OFFERING COSTS
                    ITEM                                  ESTIMATED COST
1.  Attorney Fees                                           $  20,000
2.  Auditing                                                $  20,000
3.  Printing and Distribution                               $   2,500
4.  State Filing and Edgar Fees                             $   2,500
                         TOTAL COSTS                        $  45,000


         Item 26. Recent Sales of Unregistered Securities. Prime believes that in the body of this prospectus it has described all shares issued from the date of inception of Prime. In summary of that disclosure, Prime represents the only shares originally issued were to its founders and principals, Mr. Terry Deru, Mr.Scott Deru and Mr. Andrew Limpert. Mr. Don Deru, the father of Terry and Scott Deru, also received a limited number of shares. Subsequently all shares issued to them are the same shares set forth in the chart showing securities held by management and are deemed exempted transactions under section 4(2) of the Securities Act of 1933 as initial capital contributions. The first table summarized these transactions; the second table summarizes historical significant contributions to the prior Prime, LLC entity in 1998. The original Prime, LLC was formed in 1996 with minimum capitalization:


                                       SUMMARY OF ALL SHARES ISSUED IN PRIME, INC.
              Name/                   Number of           Acquisition          Price per
           Shareholder                  Shares               Date                Share             Consideration
           -----------                ---------           -----------          ---------           --------------

Mr. Terry Deru                           1 M               4/5/2002              $.07*        Interest in Prime LLC,
  (Founder)                                                                                   carry over value of
                                                                                              LLC  $70,000

Mr. Scott Deru                           1 M               4/5/2002              $.07*        Interest in Prime LLC,
  (Founder)                                                                                   carry over value of
                                                                                              LLC $70,000

Mr. Andrew Limpert                     750 K               4/5/2002              $.15*        Interest in Prime LLC
  (Founder)                                                                                   and offering services
                                                                                              valued at $113,000

Mr. Don Deru                            50 K               4/5/2002              $.07*        Predecessor LLC
                                                                                              interest valued at
                                                                                              $10,125

Mr. William Campbell                                        1/2002                            23% of shares in B.G.,
                                                                                              Inc.-repurchase by
                                                                                              Limpert.

*Shares valued at approximate net worth per share at time of organization based on March 31, 2002 Financial Statements (Unaudited), except for Mr. Limpert whose share valuation contained a premium for continuing organizational services.

           HISTORICAL SUMMARY OF LLC/INTEREST IN PREDECESSOR PRIME LLC
                                   AS OF 19981

        Name of Shareholder             LLC Interest       Acquisition       Value
                                                               Date       of Interest            Consideration

1.  Mr. Scott Deru                         36 1/2%            10/98        Unknown           50% F.B.A., Inc.
2.  Mr. Terry Deru                         36 1/2%            10/98        Unknown           50% B.G., Inc.
                                                                                             50% F.B.A., Inc.
3.  Mr. Don Deru                            4%                10/98       $150,000           Cancellation
                                                                                             $150,000 Note
4.  Mr. William Campbell                   23%                10/98        Unknown           50% B.G., Inc.

1The original Prime LLC formed in 1996 was minimally capitalized and remained inactive until 1998.


         Item 27.  Index of Exhibits:

         Exhibit Item 3 - Articles of Incorporation and By-Laws - Previously Filed

         Exhibit Item 4 - Stock Certificate - Previously Filed

         Exhibit Item 5 - Attorney Letter in re Legality - Amended Filed

         Exhibit Item 10.1 -  Assignment of LLC Interest to Limpert - Previously Filed
                      10.2 -  Employment Contract of Principal Employee - Previously Filed
                      10.3 -  Employment Contract of Principal Employee - Previously Filed
                      10.4 -  Employment Contract of Principal Employee - Previously Filed
                      10.5 -  IHC Insurance Agency, LLC Agency Agreement
                      10.6 -  Producer Agreement with PacifiCare
                      10.7 -  Regence Life and Health Insurance Company Broker/Agent Agreement
                      10.8 -  Agent Marketing Agreement with United Healthcare of Utah,
                                United Health and Life Insurance Company

         Exhibit Item 21   - Subsidiary List - Previously Filed

         Exhibit Item 23.1 - Julian D. Jensen, P.C. Attorney at Law - Previously Filed
         Exhibit Item 23.2 - Consent of Experts - Carver Hovey & Co. CPA's - Amended Filed






         Item 28. Undertakings. The undersigned registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933. This includes:

                     a. For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                     b. The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                (ii) Reflect  in the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (iv) To the extent  this  issuer  requests  acceleration  of the effective date of the registration statement under Rule 461 under the Securities Act, it will include the following in the appropriate portion of the prospectus:

                     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission


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

                     such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah on October 11, 2002.

(Registrant)    Prime Resource, Inc.

                /s/ Terry Deru
              --------------------------------------------
By:                 Terry Deru, Its President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

BY:            MR. TERRY DERU

(Signature)    /s/
               --------------------------------------------

(Title)            Director, CEO, President

(Date)             10/11/2002


BY:           MR. SCOTT DERU

(Signature)    /s/
              --------------------------------------------

(Title)           Director, Vice-President, Treasurer

(Date)            10/11/2002


BY:           MR.ANDREW LIMPERT

(Signature)   /s/
              --------------------------------------------
(Title)           Director, CFO, Secretary, Vice-President

(Date)            10/11/2002




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